UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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FULL HOUSE RESORTS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 14, 2022

Dear Fellow Shareholders:

This was a remarkable year.  Our existing properties did well.  They form a base upon which we intend to double, triple, and perhaps quadruple the size of our company over the next few years.

That growth is already underway.  We are midway through construction of a new casino hotel in Colorado which, by most measures, will be larger than any of our existing operations.  We expect it to open in the second quarter of 2023, and it has the potential to double our cash flow from operations from where it is today.

We also have a growth opportunity in Illinois.  In December 2021, Illinois officials chose us to develop a new casino in the Waukegan area.  We plan to open a temporary casino on that site in the third quarter of this year.  It, too, has the potential to generate as much cash flow as our entire company generates today.  We estimate that the permanent Waukegan casino will open in 2025 and generate significantly more than the temporary facility.

While the next few years will be busy, so were the last seven.  We laid the groundwork for this expansion over the past several years—solidifying our existing operations, acquiring land, arranging entitlements, and building a management team that can execute on these plans.  These are exciting days for our company.

The Growth Opportunities

We see industry growth in a few key areas:

●	Legalization of gaming in new areas, making the opportunity to gamble more convenient and increasing the gaming per capita in those regions
●	Building new casinos that are better than the first-generation product, particularly in underserved areas
●	Expansions and improvements at existing properties
●	An aging population
●	Internet gaming

So, how much growth lies ahead for the industry, and potentially for our company?

We currently operate five casinos around the U.S. We would characterize four of those markets as mature, each with significant barriers to entry.  We believe the fifth market—Colorado—is an underserved market, with aging capacity aimed at the lower-end and mass markets.

For several years, the Silver Slipper Casino Hotel in Mississippi has been our single biggest earnings contributor.  Located near the Mississippi/Louisiana border, it attracts customers primarily from Southwest Mississippi and nearby Southeast Louisiana.  Mississippi does not limit the number of casinos, but requires them to be within 800 feet of the Gulf of Mexico or the Mississippi River.  It also requires a significant investment in non-gaming amenities.  We believe it sometimes makes economic sense for an existing casino to expand its operations, but it may be difficult to justify building an entirely new casino.

Louisiana has a fixed number of casino licenses and requires local approval to locate a casino within a parish.  St. Tammany Parish, north of New Orleans and bordering Mississippi, has traditionally voted against casino gaming, including a referendum in December 2021 which, by a 2-to-1 margin, rejected an attempt to relocate a casino from Northwest Louisiana to St. Tammany Parish.  Accordingly, we think it is unlikely that we will see any significant new competition soon in this relatively mature market.

Our Rising Star Casino Resort in Rising Sun, Indiana, is also in a mature market.  Located midway between Cincinnati and Louisville, and not far from Indianapolis, this casino just celebrated its 26th year of operation.  It has a relatively large footprint, with 294 guest rooms, a golf course, and significant banquet facilities.  Both Indiana and Ohio allow a fixed number of casinos and almost all licenses are now in well-established operations.  Indiana did recently allow a gaming license to be relocated to Terre Haute, Indiana, but we expect it to have little impact on Rising Star, which is located three hours away.  In recent years, Kentucky has allowed its racetracks to offer “historical racing machines,” which essentially are slot machines.  While those operations may reinvest in their properties to improve on where they are today, we do not expect a significant number of new historical racing machines to be introduced in the region.

Our Grand Lodge Casino is the only casino in Incline Village, Nevada, a high-end residential and vacation community on the north shore of Lake Tahoe.  There are casinos just outside of Incline Village, which we believe are lesser in quality.  We believe it would be difficult to build a new casino there today, given the cost of land and the local restrictions on development.  We lease our casino, located within the Hyatt Lake Tahoe, from the property owner.  That lease, which expires in August 2023, has been extended several times in the past, and we hope to again extend it in the future.

We also operate Stockman’s Casino, a small casino in Fallon, Nevada, home to a major training base for U.S. Navy pilots and crew.  We believe ours is the largest and nicest of the handful of casinos in this small town.

Finally, we have significant income from Internet sports wagering.

Internet sports wagering is legal in both Indiana and Colorado.  In Indiana, each casino is allowed to operate three “skins,” which are akin to web sites.  In Colorado, each casino license is allowed one skin, but Bronco Billy’s was formed historically through a series of acquisitions, so we technically operate under three casino licenses and are permitted three skins.

We chose to not operate our Internet sports skins on our own, and we paired with larger sportsbook operators that needed brick-and-mortar casino partners to operate in those states.  We collected $6 million in one-time “market access fees” and are entitled to a percentage of revenues, subject to minimum annual amounts that total $7 million per year.

At year-end 2021, all six sports skins were active. More recently, one of our skin operators informed us of its intent to cease operations through one of our skins in Colorado and one of our skins in Indiana on May 15, 2022.  Accordingly, we are looking into potential replacements that want to operate in Indiana and Colorado.

Meanwhile, we will soon have the right to operate Internet sports betting in Illinois.  Each casino in Illinois is allowed only one skin.  With a population significantly greater than that of Indiana or Colorado, and fewer available skins, we believe the value of the Illinois skin is significantly larger than that of our others.

Online casino gaming (i.e., the ability to play a slot machine or table game on a computer or mobile device) is not yet legal in any of the states in which we operate.  However, we expect various states to legalize forms of online casino gaming in the next few years, as it could be seen as a good source of incremental tax revenues and we believe it is generally acceptable to a majority of voters in many states.

If this happens, we may choose to operate online casino gaming ourselves, in conjunction with others, or a possible mix of the two.  While the software to operate an online wagering web site is readily available, we would need to acquire the skill set to operate and market a successful online casino.  We would need to hire appropriate talent, form joint ventures with experienced companies, or perhaps both, and receive any necessary regulatory approvals.

Stage One of Our Growth: The Temporary in Waukegan, Illinois

Our Waukegan project fits many of the favorable industry growth characteristics.

Our project will be located near the center of Lake County, Illinois, as the first and only full-fledged casino in that county.  Lake County has approximately 700,000 residents and we believe it is among the wealthiest counties in the country based on per-capita income.  We estimate that our location will be the closest casino to more than 1 million people.

Waukegan is less than a one-hour drive from either Downtown Chicago or Downtown Milwaukee.  There are approximately 11 million residents in the region and eleven casinos, including two tribal casinos in Milwaukee and southwest Michigan; four commercial casinos in Northwest Indiana; and five casinos in Illinois.  The Illinois casinos are each limited in size.  However, the legislation that permitted a casino in Waukegan also allows the existing casinos to expand.

Even with the prospective expansions, we believe there are relatively few slot machines available in the market, compared with other cities that host casinos.  The existing casinos have higher revenues per slot machine than many casinos in other markets, and the overall gaming revenues per capita are lower than in markets with more slot machines per capita.  We believe this is an underserved market.

Most of the existing casinos in the Chicago area within Illinois were built in the mid-1990s, when the state first legalized a small number of casinos on cruising riverboats, limited in size, operating in a densely populated area.  When the state legalized a small number of slot machines for a large population, casino developers logically developed modest casinos designed to satisfy avid players.  Over the years, however, more slot machines have been added.  It is now important to offer a broader experience to attract a wider demographic.

Most of the casino competition in Illinois today consists of older riverboat casinos designed for cruising, with basic amenities, low ceilings, multiple decks, and secondary locations along a river.  A notable exception is the Rivers Casino in Des Plaines, Illinois, approximately 35 miles from our Waukegan project.  It is the closest casino to Waukegan today and is in a densely populated area near O’Hare International Airport.  It opened under different regulations in 2011 and was essentially a “boat in a bathtub,” where the casino floor floated in a pool, qualifying it as a boat.  The casino is on one level, with high ceilings, and feels every bit the same as a land-based facility.  Though limited in size, Rivers achieved $460 million of gaming revenues in 2021, according to the state’s gaming revenue reports.

We believe the geography changes with a casino in Waukegan.  We expect that the estimated 1 million people who will be closer to the Waukegan casino will take away from the theoretical market areas of our competitors in the area.  Competing casinos are some distance from Waukegan.  We expect much of the anticipated revenues of the casino in Waukegan will reflect increased gaming by the residents in the region.

Illinois also has legalized a large casino in Downtown Chicago, which is likely to open a year or more after we open our casino in Waukegan.  We believe the impact of a casino in Downtown Chicago on our casino in Waukegan will be minimal given its further distance from our site.

The Illinois legislation permits us to operate a temporary casino for up to three years.  We expect our temporary casino to provide tax revenues, jobs, and profits far quicker than would be achieved by waiting to build the permanent casino, which is more complex and which we expect will require approximately three years to build.

We’ve opted to build the temporary casino on the same 40-acre site that will house the permanent casino.  The site is located near and between the two major highways that connect Chicago to Milwaukee.  The temporary casino, named The Temporary, will use many of the parking lots and other infrastructure that will be needed for the permanent casino, to be called American Place.

We’ve purchased a large “sprung structure” with a lightweight aluminum frame to house The Temporary casino.  The structure is tall—49 feet—and spacious.  It encloses an area approximately the size of one-and-a-half football fields.  We expect the structure to arrive within the next few weeks, and will require several weeks to erect.

Within the “tent,” we will have a platform floor with 1,000 slot machines, 50 table games, a race and sports book, a center bar, and restaurants accommodating approximately 500 people.  We plan to invest approximately $100 million into The Temporary and hope to open it in the third quarter of 2022.

We estimate that only about $20 million of the $100 million now being invested will not have ongoing value to the permanent casino operations.  That includes the $4.5 million “tent,” which can be sold or donated when casino operations shift to the permanent structure.

While we expect to decorate the inside of The Temporary in an attractive way, it is, in fact, a temporary structure.  We believe that if we can achieve operating margins that are typical for regional casino operations, The Temporary may generate more cash flow than our entire company generates today.

Stage Two of Our Growth: Chamonix Casino Hotel in Cripple Creek, Colorado

Colorado legalized limited casino gaming in 1990 in Central City and Black Hawk, which adjoin each other approximately one hour west of Denver, and in Cripple Creek, which is approximately one hour west of Colorado Springs.  Approximately 4 million people live in Denver and other cities in Colorado’s “North Front Range.” Approximately 1 million people live in Colorado Springs and other cities in the state’s “South Front Range.”  Denver and Colorado Springs are approximately one hour apart and are growing toward each other.

The betting limit was initially set to $5 and raised to $100 in 2009.  Based on that, new casino hotels were built in Black Hawk and they were very successful.  In November 2020, Colorado voters approved the elimination of all betting limits, which took effect in April 2021.

In late 2021, a major new high-end casino hotel opened in Black Hawk, offering 516 luxury guest rooms.  Cripple Creek also added a new hotel with 100 guest rooms.

We acquired the Bronco Billy’s casino in Cripple Creek, Colorado in 2015.  The casino occupied several different buildings, the majority of which are historical buildings from the 1890s.  Parking was on surface lots adjoining and behind the casino, which can be challenging in the harsh mountain weather.  Still, we believe the casino has long been one of the leaders of the seven casinos in the Cripple Creek market.  In the ensuing years, we gradually acquired significant additional adjoining land.

While we are not permitted to tear down the historical buildings that form the core of Bronco Billy’s, we expect to refurbish the property over the next year or so.  Because it would be very difficult to convert it into a high-end experience given the narrow brick buildings in which it sits, we have decided to have Bronco Billy’s continue as a three-star, Western-themed experience.  Our new four-star casino hotel and spa next door will be branded Chamonix Casino Hotel and Spa, offering “European Elegance with Colorado Comfort.”  Guests will be able to walk easily from one property to the other.

We designed the Chamonix casino with a flat, single-level gaming floor adjoining the primary gaming street in Cripple Creek.  Up one escalator from the casino, there will be a spa and banquet and meeting space, which will be easily convertible into a large entertainment venue.

We will have a parking garage that directly adjoins Chamonix’s casino.  We will also offer convenient valet parking into our casino, with an internal roadway to allow the valet staff to park cars on the surface lots at the back of the property.

Our approximately 300 guest rooms and suites will be in three towers, each of which will have elevator access directly to the casino floor.  Most of the guest rooms will have great views of Pikes Peak or across the valley.  We expect to have several high-roller suites that will rival the best hotel accommodations available in the entire state of Colorado.

The property will have an outdoor swimming pool on the third level, as part of the spa.  The pool will be heated and open year-round.  One side of the pool will be a glass wall, looking down on the porte cochère and facing up the length of Bennett Avenue.  Steam will rise off this pool and will be visible from much of the town.

We do not believe there is anything like this today in Cripple Creek.  However, there are three casino hotels in Black Hawk that we believe are similar in quality and scale.  We believe we will be able to significantly grow the Colorado Springs market, rather than just steal share from the existing casinos.  The project is well underway, and we expect it to open in the second quarter of 2023.

At this point, we are confident that we will be able to complete Chamonix at our budgeted cost of $250 million.  The budget includes construction and pre-opening costs, but does not include construction-period interest, which is being carried by our other properties.  It also does not include the several million dollars we expect to invest in refurbishing the original Bronco Billy’s casino.  As of February 28, 2022, we had invested approximately $29 million of Chamonix’s $250 million budget.

As expected, Chamonix’s construction is temporarily affecting the profitability of Bronco Billy’s.  We tore down a non-historical part of Bronco Billy’s to accommodate Chamonix.  Bronco Billy’s currently has no adjoining parking, so we are offering valet parking at the door and a shuttle service to a self-park lot three blocks away.  In 2021, we acquired Carr Manor, a 14-guest room “bed and breakfast” located a block away from Bronco Billy’s, to accommodate guests during construction.  We continue to generate some revenue at Bronco Billy’s despite these challenges.  Also, we are providing continuity of operations for our customers and our employees, and looking forward to the day we open our improved facilities.

Stage Three of Our Growth: American Place in Waukegan, Illinois

Our planned American Place Casino Hotel will be far more ambitious than The Temporary that we are building today, catering to the same demographically rich region.

Guests will enter the building and immediately see an intricate fountain.  Periodically, the fountain will come alive, choreographed with music, with illuminating laminar water flows soaring over the sidewalk leading into the casino.  Bouncing dollops of water will dance around the room and surprise diners sitting in the adjoining restaurant.  Water will shoot into the fountain from gargoyles located near the ceiling, while water shoots out of the fountain, disappearing into nearby floral planters.  The fountain attraction is designed to be something that residents of Chicago and Milwaukee will want to show their out-of-town guests visiting for holidays and family events.

Past the fountain, guests will enter a full-scale luxury casino with a state-of-the-art race and sports book and a wide variety of creative food and beverage options.  The VIP areas will be located at the back, adjoining a special boutique hotel with 20 high-roller suites, accessed through a private entrance at the back of the property near the casino’s helipad.  For VIP guests, we expect to be able to charter helicopter service from any of the numerous airports and helipads in the region.

There are seven non-casino hotels in the immediate vicinity of American Place, several of which are new.  We expect to be able to utilize the collective 700 guest rooms of these hotels to accommodate customers whose gaming activity may not qualify them for our high-roller boutique hotel.

The property will include a large meeting and convention area, capable of serving large banquet dinners or accommodating 1,500 people at an entertainment event.

We believe American Place will be Chicagoland’s most interesting and diverse casino experience.  We expect it to earn double the profits we are forecasting for The Temporary casino.

Financial Resources

As of December 31, 2021, we had approximately $265 million of cash and equivalents, including cash dedicated to Chamonix’s construction.  Subsequent to year-end, we issued $100 million of additional bonds, which provided us with additional liquidity and funded construction of The Temporary.  As a result, we believe funding for Stages One and Two of our growth pipeline is complete.

Stage Three of our growth pipeline, American Place, may cost an incremental $400 million to build and still needs to be funded.  We expect to begin construction on American Place later this year, but the spending per month in the early stages of construction tends to be fairly modest.  We expect that these early stages can potentially be funded from the profits of our other operations, particularly The Temporary.  We believe significant expenditures for American Place are not likely to begin until early 2024, which is when our existing bonds become callable.  At that point, we expect to be in a position to fund the completion of American Place with new debt, as part of a refinancing of our entire debt position.  In essence, we expect The Temporary casino to fund the equity contribution necessary to build the permanent American Place casino.

We have a great deal of work ahead of us—which we believe are all designed to create icons for our communities, opportunities for our employees, excitement for our guests, and favorable returns for our shareholders.

Thank you again for your support.  We are working hard on your behalf.

/s/ Daniel R. Lee

Daniel R. Lee

President and Chief Executive Officer

Note: This letter supplants the glossy annual reports that are still prepared by some companies; such a report would not be economical for our small company. For a full description of our financial results, please see our annual report on Form 10-K that was filed with the Securities and Exchange Commission and that is available on our website, at www.fullhouseresorts.com.

This letter and the accompanying Notice and proxy statement contain statements that are “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. These forward-looking statements can be identified by use of terms such as “believes,” “expects,” “anticipates,” “plans,” “intends,” “potential,” “may,” “could,” “would,” “will,” “might,” and similar references to future periods. Some of these forward-looking statements include, but are not limited to, our expected operating results, such as future cash flow or EBITDA; our plans, beliefs or expectations regarding our growth strategies; the impact of the coronavirus (COVID-19) pandemic; our expected construction budgets, estimated costs, estimated commencement and completion dates, expected amenities, and our expected operational performance for Chamonix, The Temporary, and American Place; our investments in capital improvements, renovations and other projects, including the amounts of such investments, the timing of commencement or completion of such capital improvements, renovations and other projects and the resulting impact on our financial results; our sports wagering contracts with third-party providers, including the expected revenues and expenses and our expectations regarding our ability to replace our terminated sports wagering contracts in Colorado and Indiana and our ability to enter into a new sports wagering contract in Illinois; our ability to obtain final gaming approvals for the Temporary and American Place; our expectation regarding the extension of our lease for the Grand Lodge Casino; adequacy of our financial resources to fund operating requirements and planned capital expenditures and development costs and to meet our debt and contractual obligations; expected sources of revenue; anticipated sources of funds; our expectations regarding regulatory and business conditions in the gaming industry, including the possible authorization or expansion of gaming in the states we operate or nearby states; beliefs in connection with our marketing efforts; factors that affect the financial performance of our properties; and our competitive outlook, among others. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control.  Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements are included in the reports we file with the Securities and Exchange Commission, including, but not limited to, Part I, Item 1A. Risk Factors and Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K for the most recently completed fiscal year and our other periodic and current reports filed with the Securities and Exchange Commission. We are under no obligation to (and expressly disclaim any such obligation to) update or revise our forward-looking statements as a result of new information, future events or otherwise. Actual results may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements.

FULL HOUSE RESORTS, INC.

1980 Festival Plaza Drive, Suite 680

Las Vegas, Nevada 89135

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

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April 14, 2022

In light of the ongoing pandemic, our Annual Meeting of Stockholders will again be held entirely online. This year’s meeting will be held virtually at 10:00 a.m., Pacific Time, on May 19, 2022, and we invite you to participate. The following items will be on the agenda:

1.	Election of nine members to our board of directors to serve until our next annual meeting of stockholders or until their successors are duly elected and qualified;
2.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2022;
3.	An advisory vote to approve the compensation of our named executive officers; and
4.	Transaction of such other business as may properly come before the annual meeting, including any adjournments or postponements thereof.

Our board of directors has fixed the close of business on March 22, 2022 as the record date for determining those stockholders entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements thereof.

Your vote is important. You are encouraged to read this proxy statement and then cast your vote as promptly as possible by following the instructions on the proxy card you receive. We appreciate your investment in Full House Resorts and look forward to your participation in the upcoming meeting.

By order of the Board of Directors,

/s/ Elaine L. Guidroz

Elaine L. Guidroz

Secretary

Las Vegas, Nevada

This proxy statement, including the form of proxy, the letter from our President and Chief Executive Officer, and our 2021 Annual Report, are first being mailed to stockholders on or about April 14, 2022.

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PROXY STATEMENT

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This proxy statement is furnished in connection with the solicitation by the board of directors of Full House Resorts, Inc. (referred to herein as “we”, “us”, “our” and the “Company”) of proxies for use at our 2022 Annual Meeting of Stockholders to be held virtually at 10:00 a.m., Pacific Time, on May 19, 2022, and to any adjournments or postponements.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE STOCKHOLDER MEETING TO BE HELD VIRTUALLY ON MAY 19, 2022

This proxy statement, form of proxy and our annual report on Form 10-K are also available free of charge on our website at www.fullhouseresorts.com and at www.proxyvote.com.

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ABOUT THE MEETING

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What is a virtual annual meeting?

This year’s annual meeting will be online and a completely virtual meeting of stockholders due to the ongoing public health impact of the coronavirus (COVID-19) outbreak. This decision was made in light of the protocols that federal, state, and local governments have imposed and takes into account the health and safety of our stockholders, directors and members of management. You may attend, vote, and submit questions before and during the annual meeting via live audio webcast on the Internet by visiting www.virtualshareholdermeeting.com/FLL2022. You will not be able to attend the annual meeting in person. There will be no physical location for stockholders to attend.

You will need your control number included on your proxy card in order to be able to attend, submit questions that are pertinent to the meeting, and vote during the virtual annual meeting. We encourage you to access the annual meeting webcast prior to the start time. Online check-in will begin, and stockholders may begin submitting written questions, shortly before the start of the meeting. You should allow ample time for the check-in procedures.

If you wish to submit a question, you may do so during the meeting at www.virtualshareholdermeeting.com/FLL2022. Questions pertinent to meeting matters will be recognized and answered during the meeting, subject to time constraints. We reserve the right to edit or reject questions that are profane or otherwise inappropriate. Detailed guidelines for submitting written questions during the meeting will be available at www.virtualshareholdermeeting.com/FLL2022.

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting or submitting questions. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the annual meeting login page.

What is the purpose of the annual meeting?

At the virtual annual meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including:

●	the election of nine directors;
●	the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for 2022; and
●	an advisory vote to approve the compensation of our named executive officers.

The stockholders will also transact any other business that properly comes before the virtual meeting.

Who is entitled to vote?

Only stockholders of record at the close of business on the record date, March 22, 2022, are entitled to receive notice of the annual meeting and to vote the shares of our common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. Each outstanding share of common stock entitles its holder to cast one vote on each matter to be voted upon.

What is the difference between a stockholder of record and a beneficial owner?

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the “stockholder of record” with respect to those shares. If your shares are held by a brokerage firm, bank, trustee or other agent (“nominee”), you are considered the “beneficial owner” of shares held in “street name”. As the beneficial owner, you have the right to direct your nominee on how to vote your shares by following their instructions for voting included in the enclosed proxy materials.

Who can attend the virtual meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the virtual annual meeting. To be admitted to the annual meeting at www.virtualshareholdermeeting.com/FLL2022, you must enter the control number located on your proxy card. Beneficial owners as of the record date who wish to attend the virtual meeting should follow the instructions from their nominee included in their proxy materials.

What constitutes a quorum?

The presence at the virtual meeting, in person or by proxy, of the holders of 40% of the total number of shares of our common stock and preferred stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, 34,322,331 shares of our common stock were outstanding and held by approximately 73 stockholders of record. As of the record date, no shares of our preferred stock were outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for purposes of determining a quorum.

If less than 40% of outstanding shares entitled to vote are represented at the virtual meeting, a majority of the shares present at the meeting may adjourn the meeting to another date, time or place, and notice need not be given of the new date, time or place if the new date, time or place is announced at the virtual meeting before an adjournment is taken.

How do I vote?

If you are a stockholder of record, you may vote:

●	via Internet;
●	by telephone;
●	by mail; or
●	by attending the annual meeting virtually.

If you are a beneficial owner of shares held in street name, you must follow the voting procedures of your nominee included in your proxy materials. Beneficial owners who wish to vote in person at the virtual meeting must first request and obtain a legal proxy from their nominee.

If I plan to attend the virtual annual meeting, should I still vote by proxy?

Yes. Casting your vote in advance does not affect your right to attend the virtual annual meeting.

If you vote in advance and also attend the virtual meeting, you do not need to vote again at the meeting unless you want to change your vote.

May I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with our Secretary either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the virtual meeting and so request, although attendance at the virtual meeting will not by itself revoke a previously granted proxy. If your shares are held in street name, you must contact your broker or nominee to change your vote or obtain a proxy to vote your shares if you wish to cast your vote in person at the meeting.

What are the Board’s recommendations?

The enclosed proxy is solicited on behalf of our board of directors (the “Board”). Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our Board. The recommendation of our Board for each item in this proxy statement is set forth below:

Proposal		Board Recommendation
1.	Election of nine members to our board of directors to serve until our next annual meeting of stockholders or until their successors are duly elected and qualified.	FOR each director nominee
2.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2022.	FOR
3.	Approval, on an advisory basis, of the compensation of our named executive officers.	FOR

What happens if additional matters are presented at the annual meeting?

Our Board does not know of any other matters that may be brought before the meeting nor does it foresee or have reason to believe that the proxy holders will have to vote for substitute or alternate board nominees. In the event that any other matter should properly come before the meeting or any nominee is not available for election, the proxy holders will vote as recommended by our Board, or if no recommendation is given, in accordance with their best judgment.

What vote is required to approve each item?

Proposal		Votes Required for Approval	Abstentions
1.	Election of directors	Majority of votes cast	No impact
2.	Ratification of Deloitte & Touche LLP as our auditors	Majority of votes cast	No impact
3.	Advisory vote to approve compensation of named executive officers	Majority of votes cast	No impact

For any other item that may properly come before the meeting, the affirmative vote of a majority of the votes cast at the virtual meeting, either in person or by proxy, will be required for approval, unless otherwise required by law.

How are abstentions treated?

Abstentions will not be counted as votes cast in the final tally of votes with regard to any proposal. Therefore, abstentions will have no effect on the outcome of any proposal. As stated above, abstentions will be counted for the purpose of determining whether a quorum is present.

What are “broker non-votes” and how are they treated?

If your shares are held by a broker on your behalf (that is, in “street name”), and you do not instruct the broker as to how to vote these shares on Proposals 1 or 3, the broker may not exercise discretion to vote for or against Proposals 1 or 3. This would be a “broker non-vote” and these shares will not be counted as having been voted on the applicable proposal. With respect to Proposal 2, the broker may exercise its discretion to vote for or against that proposal in the absence of your instruction. Please instruct your bank or broker so your vote can be counted.

What is the effect of the advisory vote on Proposal 3?

Proposal 3 (“Say on Pay”) is an advisory vote. This means that while we ask stockholders to approve resolutions regarding this proposal, this is not an action that requires stockholder approval. If a majority of votes are cast “FOR” the Say on Pay proposal, we will consider the proposal to be approved. Although the advisory vote on this proposal is non-binding, our Board and its compensation committee will review the results of the vote and take them into account in making determinations concerning executive compensation.

Do I have dissenter’s or appraisal rights?

You have no dissenter’s or appraisal rights in connection with any of the proposals described herein.

Where can I find voting results of the virtual annual meeting?

We will announce the results for the proposals voted upon at the annual meeting and publish final detailed voting results in a Form 8-K filed within four business days after the virtual annual meeting.

Who should I call with other questions?

If you have additional questions about this proxy statement or the meeting or would like additional copies of this proxy statement or our 2021 Annual Report, please contact: Full House Resorts, Inc., 1980 Festival Plaza Drive, Suite 680, Las Vegas, Nevada 89135, Telephone: (702) 221-7800.

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CORPORATE RESPONSIBILITY

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As a longtime owner and operator of regional gaming and hotel facilities, we have sought to operate by the highest standards. Our management team has prioritized strong regulatory compliance, financial discipline and oversight. We have worked to contribute to each of our communities across the country, act as good neighbors, and support our employees and their families.

Naturally, the world continues to evolve. Today investors, regulators, public officials and consumers expect companies in all industries to engage more directly in critical environmental, social and governance (“ESG”) issues. Our key stakeholders now want a more structured accounting of our business on issues ranging from carbon emissions to environmental conservation and workplace diversity.

For our small but fast-growing company, this transition aligns with our established values and our strategy of thoughtful, profitable expansion. For example, we are proud to report:

●	The election of Lynn M. Handler would expand our Board of Directors to nine members, with one-third being female or ethnically diverse — above the levels established by Nasdaq’s new board diversity rules;

●	60% of our properties’ general managers are women;

●	69% of our corporate executives and staff are female or ethnically diverse;

●	Of our 1,122 full- and part-time property employees as of April 1, 2022, 52% are female and 20% are ethnically diverse; and

●	All employees, including managers, are scheduled to receive yearly training for equal-opportunity and nondiscriminatory employment practices, as well as anti-harassment training.

As we grow, we plan to expand our focus on ESG issues through more structured initiatives, such as:

●	Establishing measurable goals for environmental issues, particularly greenhouse-gas emissions;

●	Quantifying the climate-related risks that we face;

●	Conserving energy, water, and other natural resources, as well as focusing on waste reduction, renewable energy, and composting/recycling programs;

●	Expanding our focus on employee diversity, equity and inclusion;

●	Working to increase diversity among our management, employees, vendors and partners;

●	Promoting diversity among contractors for supplies, services and construction; and

●	Encouraging the use of sustainable and ethically sourced goods and services.

Our latest projects reflect this approach. At our American Place development in Waukegan, for example, we have set goals to utilize at least 25% minority-owned businesses as subcontractors, as well as firms owned by women, U.S. military veterans, and people with a disability.

At our properties, our employees regularly serve as community donors and volunteers, working both in-house and through local nonprofits and charitable organizations. In addition to each property’s annual monetary contributions to nonprofits, regional initiatives include:

●	Donating hundreds of holiday meals to those in need;

●	Holding food drives for regional food pantries, schools and churches;

●	Donating water, food and other essential items to hurricane-stricken communities;

●	Funding local scholarship and internship programs;

●	Teaming up with local partners to benefit Toys for Tots, the Boys and Girls Club, Northern Nevada Children’s Cancer Foundation, Habitat for Humanity, the Salvation Army, local firefighters, 4-H, and other organizations;

●	Participating in community beach and river cleanups; and

●	Supporting the Two-Mile-High Club in Cripple Creek, which cares for feral donkeys descended from the historic mining town’s original drove.

In addition, our team members across the country volunteer for a broad range of programs and organizations. Our employees serve on the boards of several local entities that support regional development; the casino/resort industry; tourism; youth sports; responsible gaming; animal welfare; and other causes.

Our management team will work to keep our employees, regulators, investors and communities informed of new ESG developments and policies. Given the size of our company and our available resources, some of these initiatives may take longer than others to develop over time. As always, we will work to meet or exceed regulatory and statutory requirements in a timely, transparent manner.

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PROPOSAL ONE:

ELECTION OF DIRECTORS

________________________________________

Our Amended and Restated By-laws (the “By-laws”) provide that the number of directors constituting our Board shall be fixed from time to time by our Board. Our Board currently consists of eight directors. Our Board unanimously voted to increase the size of the Board to nine members effective as of the date of this year’s annual meeting. The nine nominees to be voted on by stockholders at this meeting are Kenneth R. Adams, Carl G. Braunlich, Lewis A. Fanger, Eric J. Green, Lynn M. Handler, Michael A. Hartmeier, Daniel R. Lee, Kathleen M. Marshall and Michael P. Shaunnessy.  Directors are elected by a majority of the votes cast, assuming a quorum is present. The term of office of each director ends at the next annual meeting of stockholders or when his or her successor is elected and qualified.

All nominees have consented to be named and have indicated their intent to serve if elected. We have no reason to believe that any of these nominees are unavailable for election. However, if any of the nominees become unavailable for any reason, the persons named as proxies may vote for the election of such person or persons for such office as our Board may recommend in the place of such nominee or nominees. It is intended that proxies, unless marked to the contrary, will be voted in favor of the election of each of the nominees.

Director Nominees

We believe that each nominee possesses the experience, skills and qualities to fully perform his or her duties as a director and to contribute to our success. In addition, each nominee is being nominated because they each possess high standards of personal integrity, are accomplished in their field, have an understanding of the interests and issues that are important to our stockholders and are able to dedicate sufficient time to fulfilling their obligations as a director.

Each nominee’s biography containing information regarding the individual’s service as a director, business experience, director positions held currently or within the last five years and other pertinent information about the particular experience, qualifications, attributes and skills that led our Board to conclude that such person should serve as a director appears on the following pages.

77 January 2007 ● ●
Kenneth R. Adams Director Age: 79 Director Since: January 2007 Committees: ● Audit ● Compliance (Chair)

Mr. Adams is a principal in the gaming consulting firm, Ken Adams Ltd., which he founded in 1990. He is also an editor of the Adams’ Report monthly newsletter, the Adams’ Daily Report electronic newsletter and the Adams Analysis, each of which focuses on the gaming industry. From 2012 through 2018, Mr. Adams was a partner in the Colorado Grande in Cripple Creek, Colorado, a limited-stakes casino with a restaurant and bar. From 1997 through early 2019, Mr. Adams was a partner in Johnny Nolon’s Casino in Cripple Creek, Colorado, also a limited-stakes casino with a restaurant and bar. From 2001 until 2008, he served on the board of directors of Vision Gaming & Technology, Inc., a privately held gaming machine company, and he formerly served on the board of directors of the Downtown Improvement Agency in Reno, Nevada.

Our Board believes Mr. Adams is qualified to serve as a Director due to his over 40 years of gaming industry experience, including specific experience as a casino owner and operator, his knowledge of the casino industry, and his continuing analysis and review of the industry.

67 May 2005 ● ● ●
Carl G. Braunlich Chairman Age: 69 Director Since: May 2005 Committees: ● Compensation ● Compliance ● Nominating and Corporate Governance

Dr. Braunlich was an Associate Professor at the University of Nevada, Las Vegas, from August 2006 until his retirement in June 2021. Prior to joining the faculty of University of Nevada, Las Vegas, Dr. Braunlich was a Professor of Hotel Management at Purdue University since 1990. Dr. Braunlich has held executive positions at the Golden Nugget Hotel and Casino in Atlantic City, New Jersey and at Paradise Island Hotel and Casino, Nassau, Bahamas. He has been a consultant to Wynn Las Vegas, Harrah’s Entertainment, Inc., Showboat Hotel and Casino, Bellagio Resort and Casino, International Game Technology, Inc., Atlantic Lottery Corporation, Nova Scotia Gaming Corporation and the Nevada Council on Problem Gambling. Dr. Braunlich was on the board of directors of the National Council on Problem Gambling, and he has served on several problem gambling committees, including those of the Nevada Resort Association and the American Gaming Association. He holds B.S. and M.S. degrees from the Cornell University School of Hotel Administration and a Doctor of Business Administration degree in International Business from United States International University, San Diego, California.

Our Board believes that Dr. Braunlich is qualified to serve as a Director due to his knowledge of and experience gained over 15 years in the casino resort industry, including as a consultant to the casino resort industry, as well as over 20 years as a faculty member of hotel management schools.

Chief Financial Officer and Treasurer 42 June 2019
Lewis A. Fanger Director, Senior Vice President, Chief Financial Officer and Treasurer Age: 44 Director Since: June 2019

Mr. Fanger was appointed as our Senior Vice President, Chief Financial Officer and Treasurer on January 30, 2015. Prior to joining the Company, Mr. Fanger served from June 2013 through February 2015 as a Vice President of Wynn Resorts, Limited, a leading owner and operator of resort casinos and a member of the S&P 500 and Nasdaq-100 indexes. At Wynn Resorts, Mr. Fanger oversaw the investor relations functions for both its Nasdaq and Hong Kong Stock Exchange-listed stocks and assisted with the company’s development efforts, including in Asia. From August 2011 to June 2013, Mr. Fanger was Senior Vice President and Chief Financial Officer of Creative Casinos, LLC, the original developer of the Golden Nugget resort casino in Lake Charles, Louisiana. Mr. Fanger also served from July 2003 to August 2011 at Pinnacle Entertainment, Inc. in various capacities, including as Vice President of Finance, where he oversaw the treasury and investor relations functions of the company. Prior to that, Mr. Fanger worked as an equity research associate in the gaming group at Bear, Stearns & Co. in New York. Mr. Fanger earned a bachelor’s degree in industrial engineering and a master’s degree in business administration, both from Stanford University.

Our Board believes that Mr. Fanger is qualified to serve as a Director due to his extensive experience in the financial services industry, his experience and knowledge in the gaming, lodging and securities industries, and his executive management experience as Chief Financial Officer of a public corporation.

63 November 2014 ●
Eric J. Green Director Age: 51 Director Since: July 2020 Committees: ● Compensation (Chair) ● Nominating and Corporate Governance

Mr. Green brings more than 20 years of investment expertise to the Company’s board of directors. Since 1997, he has worked at Penn Capital, an investment firm with approximately $3 billion of assets under management. Mr. Green currently serves as Penn Capital’s Chief Investment Officer of Equity, where he is responsible for guiding the firm’s equity strategies. Additionally, Mr. Green serves as a Senior Portfolio Manager for Penn Capital’s Small Cap, Small to Micro Cap, and Mid Cap equity strategies. He is currently a member of the firm’s executive team, which oversees the firm’s overall corporate strategy and management. Prior to joining Penn Capital, Mr. Green was with the Federal National Mortgage Association, the Royal Bank of Scotland, and the United States Securities and Exchange Commission, where he served as a financial analyst in the Division of Investment Management. Mr. Green is also Vice Chairman of the Board of Directors for the Anti-Defamation League (ADL) Mid-Atlantic Region. Mr. Green earned a bachelor’s degree in business administration from American University and a master’s degree in business administration from the Yale School of Management.

Our Board believes that Mr. Green is qualified to serve as a Director due to his extensive experience in the financial services industry, his experience and knowledge in the securities industry and his executive management experience in asset management.

63 November 2014 ●
Lynn M. Handler Director Nominee Age: 58

Since January 2021, Ms. Handler has served as Lead Counsel North America for Catena Media Plc., a Maltese public limited liability company listed on Nasdaq Stockholm. Catena Media Plc. is an online lead generation company within iGaming and Financial Services. From April 2017 to March 2020, Ms. Handler served as Head Legal Counsel for Companion Animal Practices, North America (CAPNA), which operated a network of free-standing animal hospitals. Ms. Handler has also held various legal positions with several gaming companies, including Vice President & General Counsel at Palms Casino Resort in Las Vegas, Nevada, Legal Counsel Nevada at William Hill US, and Vice President & Corporate Counsel at Pinnacle Entertainment. Ms. Handler holds a B.A. in Sociology from Adelphi University and a J.D. from Seton Hall University School of Law.

Our Board believes that Ms. Handler is qualified to serve as a Director due to her knowledge of and experience in the gaming industry, including her work as an attorney for various gaming companies.

63 November 2014 ●
Michael A. Hartmeier Director Age: 59 Director Since: December 2020 Committees: ● Audit ● Compensation

Mr. Hartmeier is the former Group Head of Lodging, Gaming and Leisure Investment Banking at Barclays, a multinational investment bank and financial services company. His prior roles include group head positions in hospitality and gaming for Lehman Brothers and Credit Suisse First Boston. During his 25 years as an investment banker, Mr. Hartmeier completed more than $125 billion in financing and advisory assignments. Since August 2020, Mr. Hartmeier has served on the board of directors of DiamondRock Hospitality (NYSE: DRH), a REIT that owns premium hotels and resorts throughout North America, and he is currently a member of DiamondRock Hospitality’s Audit, Compensation and Nominating and Corporate Governance committees. Mr. Hartmeier received his Master of Business Administration degree from Harvard Business School and a B.A. in Economics-Business from the University of California, Los Angeles (“UCLA”). While at UCLA, he was awarded the Pacific-10 Conference Medal. He is a Certified Public Accountant (non-practicing) and began his career as an auditor at Price Waterhouse.

Our Board believes that Mr. Hartmeier is qualified to serve as a Director due to his extensive experience in the financial services industry, his experience and knowledge in the gaming, lodging and securities industries, and his executive management experience in investment banking.

63 November 2014 ●
Daniel R. Lee Director, President and Chief Executive Officer Age: 65 Director Since: November 2014 Committees: ● Compliance

Mr. Lee was appointed as our President and Chief Executive Officer in November 2014. Mr. Lee was the Managing Partner of Creative Casinos, LLC, a developer of casino resorts, from September 2010 through December 2014. He was previously Chairman and Chief Executive Officer of Pinnacle Entertainment, Inc., a casino operator and developer, from April 2002 to November 2009. In the 1990s, he was Chief Financial Officer, Treasurer and Senior Vice President of Finance and Development at Mirage Resorts. During the 1980s, Mr. Lee was a securities analyst for Drexel Burnham Lambert and CS First Boston, specializing in the lodging and gaming industries. He serves as an independent director of Associated Capital Group, Inc., a publicly traded investment management company, since November 2015, where he is a member of the governance committee. He previously served as a director of Myers Industries, Inc., a publicly traded diversified manufacturing company, from April 2016 to April 2018, where he was a member of the audit committee and the corporate governance and nominating committee. Mr. Lee also previously served as an independent director of LICT Corporation and of ICTC Group, Inc. While working as a securities analyst, he was a Chartered Financial Analyst. Mr. Lee earned his M.B.A. and a B.S. degree in Hotel Administration, both from Cornell University.

Our Board believes that Mr. Lee is qualified to serve as a Director due to his extensive experience in the financial services industry, his experience and knowledge in the gaming, lodging and securities industries and his executive management experience as Chief Executive Officer of a large public corporation.

64 January 2007 ● ● ●
Kathleen M. Marshall Director Age: 66 Director Since: January 2007 Committees: ● Audit (Chair) ● Compliance

Ms. Marshall is a Certified Public Accountant who, since March 2017, has served as the Chief Financial Officer of Casino Reinvestment Development Authority (“CRDA”), a New Jersey State Authority. Previously, she served as the Controller of CRDA from June 2016 to March 2017, and provided consulting services to CRDA from January 2016 to June 2016. From October 2008 through January 2016, Ms. Marshall served as Director of Business Development of Global Connect LLC, a web-based voice messaging company. Prior to that, from July 2003 through August 2008, Ms. Marshall served as Vice President of Finance for Atlantic City Coin & Slot Service Co. Inc., which designs, manufactures and distributes gaming equipment. Ms. Marshall has also held various finance positions with the Atlantic City Convention Center and several Atlantic City casinos, including Atlantic City Showboat, Inc. and Caesars Atlantic City, Inc. In addition, Ms. Marshall has worked as a public accountant in the audit division of Price Waterhouse.

Our Board believes that Ms. Marshall is qualified to serve as a Director due to her knowledge of and experience in the casino industry and her background as a financial officer for casino and casino-related companies.

50 November 2014 ●
Michael P. Shaunnessy Director Age: 68 Director Since: July 2020 Committees: ● Compensation ● Nominating and Corporate Governance (Chair)

Mr. Shaunnessy brings 37 years of experience in the gaming and hospitality industries to the Company’s board of directors. Most recently, Mr. Shaunnessy was President and Chief Executive Officer of Nevada Gold & Casinos, Inc., which he led for more than six years until its sale in 2019. From 2005 to 2012, Mr. Shaunnessy was an Executive Vice President of Operations at MGM Resorts International. In that capacity, he was the chief operating and financial officer overseeing operations of MGM’s Railroad Pass and Gold Strike casino hotel properties, both in the Las Vegas, Nevada area. Before joining MGM, Mr. Shaunnessy served as Vice President of Administration of Monarch Casino & Resort, Inc. Additionally, from 1998 to 2004, he served as Executive Vice President and Chief Financial Officer of our company, Full House Resorts, as well as a member of its board of directors from 2001 to 2004. A certified public accountant, Mr. Shaunnessy earned a bachelor’s degree in business administration from Lewis University and a master’s degree in accountancy from Northern Illinois University.

Our Board believes that Mr. Shaunnessy is qualified to serve as a Director due to his knowledge of and experience in the casino industry and his executive management experience as a financial officer and Chief Executive Officer of casino companies.

OUR BOARD RECOMMENDS
A VOTE “FOR” EACH OF THE NOMINEES.

________________________________________

CORPORATE GOVERNANCE

________________________________________

Board Leadership Structure

Our Board has not adopted a formal policy regarding the need to separate or combine the offices of Chairman of the Board and Chief Executive Officer. Instead, our Board remains free to make this determination from time to time in a manner that seems most appropriate for us. We currently have separate persons serving as the Chief Executive Officer and as Chairman of the Board, in recognition of the differences between the two roles. Our Chairman is responsible for setting the agenda for each of the meetings of our Board and the annual meetings of stockholders, and our Chief Executive Officer is responsible for our strategic direction and the general management of its business, financial affairs and day-to-day operations. We believe this structure promotes active participation of the independent directors and strengthens the role of our Board in fulfilling both its oversight responsibility and fiduciary duties to our stockholders, while recognizing our day-to-day management direction by the Chief Executive Officer. Accordingly, we believe this structure has been the best governance model for us and our stockholders to date.

Dr. Braunlich, an independent director, currently serves as our Chairman of the Board. During 2021, the independent directors met once in conjunction with our regular Board meetings. All of our Board committees are compromised only of independent directors except for our compliance committee, which includes Mr. Lee, our President and Chief Executive Officer. Each committee is chaired by an independent director. Our Board leadership structure is commonly utilized by other public companies in the United States of comparable size and scope. We believe that an independent Chairman and only independent directors serving on our Board committees (other than the compliance committee) provide an effective and balanced leadership structure. With experienced and participating independent directors, we believe we have the proper leadership structure.

Independence of Directors

Under the corporate governance standards of the Nasdaq Stock Market LLC (“Nasdaq”), at least a majority of our Board and all of the members of our audit committee, compensation committee, and the nominating and corporate governance committee must meet the test of independence as defined by the listing requirements of Nasdaq. Our Board, in the exercise of its reasonable business judgment, has determined that Mr. Adams, Dr. Braunlich, Mr. Green, Ms. Handler, Mr. Hartmeier, Ms. Marshall and Mr. Shaunnessy (constituting 75% of our current board and 78% if all director nominees are elected at the annual meeting) qualify as independent directors, pursuant to Nasdaq and rules and regulations of the Securities and Exchange Commission (“SEC”). In making the determination of independence, our Board undertook a review of director independence, which includes a review of each director’s responses to questionnaires asking about any relationships with us. This review is designed to identify and evaluate any transactions or relationships between a director or any member of his or her immediate family and us, or members of our management or other members of our Board, and all relevant facts and circumstances regarding any such transactions or relationships. In addition, our Board considered the recommendations of our nominating and corporate governance committee, which also considered whether such directors would be deemed to be “independent”.

Director Diversity

The following table presents board level diversity statistics, based on voluntary self-identification of each director nominee standing for election at the annual meeting, as of April 1, 2022. Based on the following diversity statistics, our Board currently satisfies the diversity objectives under Nasdaq Rule 5605(f)(2), and our Board will continue to satisfy the diversity objectives if all director nominees are elected at the annual meeting.

BOARD DIVERSITY MATRIX
As of April 1, 2022
Total Number of Directors: 9*
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	6	―	1
Part II: Demographic Background
African American or Black	―	―	―	―
Alaskan Native or Native American	―	―	―	―
Asian	―	―	―	―
Hispanic or Latinx	―	―	―	―
Native Hawaiian or Pacific Islander	―	―	―	―
White	2	5	―	―
Two or More Races or Ethnicities	―	1	―	―
LGBTQ+	1
Did Not Disclose Demographic Background	1

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*	Reflects director nominees standing for election at the annual meeting.

Meetings

During 2021, our Board held eight meetings. Each of our directors attended at least 75% of the aggregate of (i) the total number of meetings of the Board that were held during the period in which he or she was a director and (ii) the total number of meetings of all committees on which he or she served that were held during the period in which he or she was a director. We have no specific requirements regarding attendance at the annual meeting of stockholders by our directors. Nevertheless, in 2021, all of our directors at such time attended the virtual annual meeting.

Board Committees

Our Board has four standing committees: the audit committee, the compensation committee, the nominating and corporate governance committee, and the compliance committee, each of which operates under a written charter adopted by our Board. A current copy of each of the audit committee, compensation committee, compliance committee, and nominating and corporate governance committee charters is available through the “Investors ⸺ Governance Documents” link on our website, www.fullhouseresorts.com. The following table illustrates the current membership of each of our Board’s committees:

Nominating and
Corporate
Director	Audit	Compensation	Governance	Compliance
Kenneth R. Adams	●			Chair
Carl G. Braunlich		●	●	●
Eric J. Green		Chair	●
Michael A. Hartmeier	●	●
Daniel R. Lee				●
Kathleen M. Marshall	Chair			●
Michael P. Shaunnessy		●	Chair

Audit Committee

The audit committee is comprised of three members: Ms. Marshall, Mr. Adams and Mr. Hartmeier. Ms. Marshall serves as chair and financial expert on the audit committee. Our Board has determined that Ms. Marshall and Mr. Hartmeier are audit committee financial experts as defined by the rules and regulations of the SEC. Our Board, in its reasonable judgment, has determined that each member of the audit committee is independent, as defined under the applicable Nasdaq listing standards, and meets the enhanced independence standards for audit committee members required by the SEC. The audit committee held five meetings in 2021.

Among its responsibilities, the audit committee:

●	selects, retains, compensates, oversees and terminates, if necessary, our independent auditors;
●	approves all audit engagement fees and terms and pre-approves all audit and permitted non-audit and tax services that may be provided by our independent auditors;
●	at least annually, evaluates the qualifications, performance and independence of our independent auditors;
●	reviews and discusses with the independent auditors, among other matters, the overall audit strategy and the scope, timing and results of the annual audit, and critical accounting policies and practices to be used in the audit;
●	reviews with management and the independent auditors the adequacy and effectiveness of our financial reporting processes, internal control over financial reporting and disclosure controls and procedures;
●	reviews and discusses with the independent auditors and management our annual and quarterly financial statements and the disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to be included in our annual reports on Form 10-K and our quarterly reports on Form 10-Q;
●	reviews, discusses with the independent auditors, and approves the functions of our internal audit department;
●	establishes and oversees procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;
●	reviews and discusses with management and the internal audit department the risks faced by the Company and the policies, guidelines and process by which management assesses and manages such risks, including our major financial and data risk exposures;

●	reviews, with the General Counsel and outside legal counsel, legal and regulatory matters that could have a significant impact on our financial statements; and
●	reviews, approves and oversees related party transactions.

Please refer to the audit committee report, which is set forth below, for a further description of our audit committee’s responsibilities and its recommendations with respect to our audited consolidated financial statements for the year ended December 31, 2021.

Compensation Committee

The compensation committee is currently comprised of four members, Mr. Green, Dr. Braunlich, Mr. Hartmeier and Mr. Shaunnessy. Mr. Green serves as chair of the compensation committee. Our Board, in its reasonable judgment, has determined that each member of the compensation committee is independent as defined under the applicable Nasdaq listing standards, Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The compensation committee held four meetings in 2021. The compensation committee is generally responsible for reviewing and making recommendations to our Board regarding all forms of compensation to be provided to our executive officers, directors and, where appropriate, employees.

Among its responsibilities, the compensation committee:

●	reviews and determines the corporate goals and objectives of our chief executive officer, or CEO, and all other executive officers and such other employees as the compensation committee may determine from time to time;
●	at least annually, evaluates the performance of the CEO and all other executive officers and such other employees as the compensation committee may determine from time to time;
●	reviews and approves the compensation of the CEO;
●	reviews and approves, or recommends for Board approval where appropriate, the compensation of all other executive officers, and such other employees as the compensation committee may determine from time to time;
●	reviews and approves, or recommends for Board approval, individual performance objectives and general compensation goals and guidelines for executive officers and such other employees as the compensation committee may determine from time to time, and the criteria by which bonuses to such executive officers and other employees are determined;
●	reviews and approves, or recommends for Board approval, the compensation policy for executive officers and directors, and such other employees as the compensation committee may determine from time to time;
●	reviews and annually evaluates our incentive compensation plans and acts as administrator for all of our incentive plans; and
●	develops and recommends for Board approval the executive officer succession plan, reviews such succession plan periodically, develops and evaluates potential candidates for executive officer positions and recommends to the Board any changes to and candidates for succession under the succession plan.

Management provides recommendations to the compensation committee on the amount and type of executive compensation (other than that of the recommending executive), as well as individual performance objectives for bonuses and incentive compensation, and the compensation committee reviews and considers these recommendations. In formulating its recommendations to the Board, the compensation committee additionally considers our performance as a whole. The compensation committee determines the achievement of the individual performance objectives, which are based on specific goals consistent with the annual business plan, and recommends individual bonus and incentive compensation amounts to the Board. The compensation committee may delegate its authority to subcommittees or the chair of the committee when it deems appropriate and in our best interest.

The compensation committee reviews a number of factors when evaluating compensation of executives, including any potential base salary increases. Such factors include, but are not limited to, a periodic review of our peer group within the gaming industry for equivalent positions of companies of similar size and status, external market conditions, and individual factors. Such individual factors include the executive’s experience, tenure, education, job performance, contributions to our operational and financial results, complexity of the executive’s responsibilities and any unique skills or qualities the executive possesses.

In 2021, the compensation committee authorized AETHOS Consulting Group (“AETHOS”) to provide an independent study and recommendations related to Board compensation, as well as to provide updated peer group recommendations. As a result of such study, cash compensation paid to the Board was increased from $28,000 per year to $50,000 per year, with additional cash compensation provided to the Board’s chairman and each chairperson of the Board’s committees, as disclosed in “Director Compensation” below. Its updated peer group recommendation, reflecting our recent growth and future growth plans, consists of: Accel Entertainment, Bally’s, Century Casinos, Everi Holdings, Golden Entertainment, Inspired Entertainment, Lindblad Expeditions, Monarch Casino and Resort, Playa Hotels & Resorts, PlayAGS, Red Rock Resorts, and Rush Street Interactive.

Compensation Committee Interlocks and Insider Participation

During the last fiscal year, Dr. Braunlich, Mr. Green, Mr. Hartmeier, Ms. Marshall and Mr. Shaunnessy served on the compensation committee. None of the members of the compensation committee were at any time during 2021, or at any other time, an officer or employee of our Company, or was formerly an officer of our Company, except for Mr. Shaunnessy, who served as our Executive Vice President and Chief Financial Officer from 1998 to 2004. During 2021, none of our executive officers served as a director of another entity, one of whose executive officers served on the compensation committee, and none of our executive officers served as a member of the compensation committee of another entity, whose executive officers served as a member of our Board. There were no transactions in 2021 between us and any directors who served as compensation committee members for any part of 2021 that would require disclosure by us under SEC rules requiring disclosure of certain relationships and related party transactions.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is currently comprised of three members, Mr. Shaunnessy, Dr. Braunlich, and Mr. Green. Mr. Shaunnessy serves as chair of the nominating and corporate governance committee. The nominating and corporate governance committee held one meeting in 2021.

The nominating and corporate governance committee is generally responsible for assisting our Board with respect to nominating new directors.

Among its responsibilities, the nominating and corporate governance committee:

●	determines, and periodically reviews, specific, minimum qualifications and characteristics that must be met by a nominee for a position on the Board or on a Board committee;
●	determines, and periodically reviews, (i) whether there are any specific qualities or skills that are necessary for one or more directors to possess, (ii) the overall diversity of the Board, and (iii) any other areas that may be expected to contribute to an effective Board;
●	identifies, evaluates, proposes, approves and recommends for Board approval nominees for election or appointment to the Board, including nominees for director to be submitted to a stockholder vote at the annual meeting of stockholders;
●	evaluates, proposes, and approves any nominations of director candidates validly made by stockholders in accordance with policies and procedures adopted by the Board and applicable laws, rules, and regulations;
●	identifies, evaluates, proposes, and approves candidates to fill Board and committee vacancies and review the Board’s committee structure and composition;

●	develops, and recommends to the Board for approval, standards for determining when a director has a relationship with the Company that would impair his or her independence;
●	develops and recommends to the Board, and reviews at least annually, a set of corporate governance guidelines applicable to us, and recommends changes to the Board as appropriate;
●	develops, recommends to the Board for approval, and periodically reviews, the Code of Business Ethics and Conduct, investigates any alleged breach or violation, and enforces the provisions of the Code of Business Ethics and Conduct;
●	reviews and oversees our corporate governance practices and procedures; and
●	develops, subject to Board approval, a process for periodic evaluation of the Board and other Board committees and oversees the conduct of such evaluations.

The nominating and corporate governance committee considers all qualified director candidates regardless of age, race, gender, national origin or religion. The nominating and corporate governance committee seeks to balance the existing skill sets of current Board members with the need for diversity and other appropriate skills and qualities that will complement our strategic vision. All director candidates are evaluated based on general characteristics and specific talents and skills needed to increase the Board’s effectiveness, including such factors as business experience, skills and knowledge with respect to the gaming industry, finance, marketing, and financial reporting. Additionally, all candidates must possess a commitment to high ethical standards and have a demonstrated reputation for integrity. The nominating and corporate governance committee will consider stockholder recommendations for director candidates and will do so in the same manner that it considers all director candidates. Other than as provided by applicable law, there are no specific, minimum qualifications that must be met by a director nominee recommended by a stockholder except that a director must be of full age.

Under our By-Laws, if a stockholder wishes to submit a nominee for consideration by the nominating and corporate governance committee, the stockholder must deliver or mail notice of the request to the Secretary, in writing, so that it is received not less than 90 days nor more than 120 days prior to the anniversary date of the prior year’s annual meeting of stockholders. However, if the annual meeting is not within 30 days in advance of the anniversary date of the prior year’s annual meeting or not within 70 days after the anniversary date of the prior year’s annual meeting, such notice must be received by the Secretary no later than 10 days following the date of public disclosure of the annual meeting date. The notice must be accompanied by the information concerning the nominee and proposing stockholder described in Article I, Section 12 of our By-Laws including disclosure of: (i) the number of shares of our capital stock owned of record and beneficially by the nominee, (ii) a description of any agreement, arrangement or understanding between a proposing stockholder and any other persons acting in concert, (iii) information we deem appropriate to ascertain the nominee’s suitability to serve on the Board or eligibility to serve as an independent director, and (iv) any other information concerning the nominee required to comply with the proxy rules and regulations. A nomination not made in accordance with the procedures set forth in our By-Laws is void.

Although the nominating and corporate governance committee’s charter permits the committee to engage a search firm to identify director candidates, we did not pay any third parties a fee to assist in the process of identifying or evaluating director candidates in 2021.

Compliance Committee

The compliance committee is comprised of four members: Mr. Adams, Dr. Braunlich, Mr. Lee and Ms. Marshall. Mr. Adams serves as chair of the compliance committee. The compliance committee’s functions include reviewing and making recommendations to the Board regarding compliance with gaming laws and regulations. The compliance committee held five meetings in 2021.

The compliance committee meets quarterly to review the items determined by the Colorado, Nevada, Indiana and Mississippi gaming control boards to be of sufficient material interest to warrant review by a committee of the Board, as reported by our Compliance Officer and General Counsel.

Board’s Role in Risk Oversight

The audit committee is responsible for reviewing and assessing our financial risks, including those that may relate to cybersecurity. The compensation committee is primarily responsible for overseeing the management of risks associated with compensation policies and practice. In addition, the compliance committee is responsible for the oversight and review of all matters of gaming regulatory importance. We believe that these committees provide us with proper risk oversight.

Prohibition on Short Sales, Derivatives Trading and Pledging and Hedging of Company Securities

Our insider trading policy prohibits directors, officers, employees, and our consultants and independent contractors (“Insiders”) from engaging in short-term or speculative transactions involving our securities. Specifically, Insiders may not engage in any of the following activities with respect to our securities:

●	trading in securities on a short-term basis, excluding transactions required to complete certain stock option exercises;
●	purchases of our securities on margin or holding our securities in a margin account;
●	short sales of our securities;
●	buying or selling puts or calls, or other derivative securities, of our securities;
●	pledging our securities as collateral for a loan; and
●	hedging or monetizing transactions or similar arrangements with respect to our securities.

Code of Conduct and Ethics

Our Board has adopted a Code of Conduct and Ethics applicable to each of our directors, officers and employees. The full text of the Code of Conduct and Ethics is available through the “Investors - Governance Documents” link on our website, www.fullhouseresorts.com. We intend to provide disclosure of any amendments or waivers of our Code of Conduct and Ethics on our website within four business days following the date of the amendment or waiver.

Certain Relationships and Related Party Transactions

Our Code of Conduct and Ethics broadly covers related-party transactions that may involve a conflict of interest. Under our audit committee charter, all related party transactions must be approved by our audit committee. Current SEC rules define transactions with related persons to include any transaction, arrangement or relationship (i) in which the company is a participant, (ii) in which the amount involved exceeds the lesser of $120,000 or one percent of the average of a smaller reporting company’s total assets at year-end for the last two completed fiscal years, and (iii) in which any executive officer, director, director nominee, beneficial owner of more than 5% of our common stock, or any immediate family member of such persons has or will have a direct or indirect material interest. All directors must recuse themselves from any discussion or decision affecting their personal, business or professional interests. The Company did not have any related party transactions in 2020 or 2021.

Director Compensation

Each non-employee director’s compensation in 2021 consisted of: (1) cash compensation, paid quarterly in arrears (pro-rated for directors that served for less than the full year), and (2) a grant of common stock in a number of shares equal to approximately $50,000 on the date of grant. The amount of the cash compensation was increased from $28,000 per year to $50,000 per year, effective as of May 19, 2021. The Chairman of the Board also receives additional annual cash compensation of $20,000, paid quarterly in arrears, and the Chair of each of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Compliance Committee receives additional annual cash compensation of $12,000, $12,000, $10,000 and $10,000, respectively, paid quarterly in arrears. The table below summarizes the compensation paid by us to our non-employee directors for services rendered for 2021. Mr. Lee and Mr. Fanger, who are employed by us, do not receive additional compensation for serving as directors.

	Fees Earned or	Stock	Option
Name	Paid in Cash	Awards(1)	Awards(1)(2)	Total
Kenneth R. Adams	$47,785	$49,999	$—	$97,784
Carl G. Braunlich	58,548	49,999	—	108,547
Eric J. Green	49,022	49,999	—	99,021
Michael A. Hartmeier	41,602	49,999	—	91,601
Kathleen M. Marshall	53,602	49,999	—	103,601
Michael P. Shaunnessy	47,785	49,999	—	97,784
Bradley M. Tirpak(3)	3,250	—	—	3,250

__________

(1)	The amounts shown in this column represent the aggregate grant date fair value of awards for the fiscal year ended December 31, 2021, calculated in accordance with FASB ASC Topic 718. For a discussion of the valuation assumptions used in the calculation of these amounts, please see Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021.
(2)	At December 31, 2021 (i) each of Dr. Braunlich and Ms. Marshall had an aggregate of 41,808 unexercised stock options outstanding, (ii) Mr. Adams had an aggregate of 31,220 unexercised stock options outstanding, (iii) each of Mr. Green and Mr. Shaunnessy had an aggregate of 8,000 unexercised stock options outstanding, and (iv) Mr. Hartmeier had an aggregate of 2,000 unexercised stock options outstanding.
(3)	Mr. Tirpak resigned from the Board, effective February 11, 2021.

________________________________________

INFORMATION CONCERNING EXECUTIVE OFFICERS

________________________________________

The following table sets forth certain information with respect to our current executive officers and lists their current titles. Summaries of the background and experience of Ms. Guidroz and Mr. Ferrucci are set forth in the paragraphs following the table. The background and experience of Mr. Lee and Mr. Fanger are described above in the section titled “Proposal One: Election of Directors.” Our executive officers serve at the discretion of the Board.

Name	Age	Position
Daniel R. Lee	65	Director, President and Chief Executive Officer
Lewis A. Fanger	44	Director, Senior Vice President, Chief Financial Officer and Treasurer
Elaine L. Guidroz	44	Senior Vice President, Secretary and General Counsel
John Ferrucci	71	Senior Vice President and Chief Operating Officer

Elaine L. Guidroz was appointed as our Compliance Officer in November 2012 and as our Secretary in December 2012. She has served as our General Counsel since January 2013. Prior to serving as General Counsel, Ms. Guidroz served as Associate General Counsel since February 2012. Ms. Guidroz began her gaming career in 2004 where she served as In-House Counsel to Grand Victoria Casino & Resort, owned and managed by Hyatt Gaming Management, Inc. From 2006 through 2011, Ms. Guidroz served as General Counsel and Compliance Officer to Grand Victoria Casino & Resort. Prior to joining Grand Victoria, Ms. Guidroz was in private practice in Indianapolis, Indiana, where she focused primarily on insurance defense matters. Ms. Guidroz received her Doctor of Jurisprudence (J.D.), magna cum laude, from Indiana University’s McKinney School of Law. Ms. Guidroz also holds a Masters of Business Administration from Xavier University’s Williams College of Business, and a Bachelor of Arts from the University of North Carolina-Chapel Hill. Ms. Guidroz is admitted to practice law in the states of Indiana and Kentucky.

John Ferrucci was appointed as our Senior Vice President and Chief Operating Officer in February 2022. Mr. Ferrucci also serves as the General Manager of Silver Slipper Casino Hotel, a position he has held since its opening in 2006. Mr. Ferrucci began his career at Harrah’s Atlantic City as a table games dealer, working his way up to a casino credit executive. He subsequently served as casino manager for Lucayan Beach Resort and Casino in the Bahamas before moving to Mississippi, where he opened both the Grand Casino in Gulfport and the Grand Casino in Biloxi. In 1996, Mr. Ferrucci became the general manager of the New Palace Casino in Biloxi before returning to the Northeast to help develop and open a Native American casino. In 2000, Mr. Ferrucci became Vice President and General Manager of Casino Magic Biloxi, which was the first casino hotel in Mississippi to receive the AAA Four-Diamond Service Award. In 2004, Mr. Ferrucci joined the development team for the Company’s Silver Slipper property, where he worked with architects, engineers and designers to help develop and open the property, including the subsequent addition of a 129-guestroom hotel in 2015. Mr. Ferrucci is a graduate of Trenton State College in New Jersey, where he received his Bachelor of Science degree in marketing and a Master of Education degree.

________________________________________

EXECUTIVE COMPENSATION

________________________________________

We are constantly seeking to improve our policies and practices. We regularly meet with our shareholders, seeking their input on a broad variety of topics, including executive compensation. While we did not receive any negative feedback regarding executive compensation as a result of those outreach efforts in 2021, we nonetheless continue to seek ways to improve our compensation program. For example, in 2021, we adopted stock ownership guidelines for our Board and management team. Items of note include:

●	Under the 2015 Equity Incentive Plan, as amended from time to time (the “2015 Plan”), a double-trigger is required for early vesting of equity and related grants in connection with a change in control. All unvested options that are currently outstanding were issued from the 2015 Plan.
●	We use a formula-based, pay-for-performance approach to management bonuses. Since 2017, our bonus criteria have focused on achievement of a variety of performance goals, including return on invested capital, Adjusted EBITDA, discretionary free cash flow per share, growth rates in performance metrics, and individual goals.
●	Maintenance of a clawback policy, which applies to both cash and stock-based awards.
●	In March 2021, the Board approved stock ownership guidelines for our management team and our Board. As of the record date, all individuals subject to the stock ownership guidelines exceed the minimum requirements, with the exception of Mr. Ferrucci, who was recently appointed as our Chief Operating Officer.
●	In 2021, we again retained an independent third party to provide recommendations regarding our executive compensation.
●	The 2015 Plan prohibits the repricing or exchange of equity-based grants without stockholder approval.
●	The compensation committee is comprised entirely of independent directors.
●	We prohibit the hedging of our securities by members of our Board, our officers, and other insiders.
●	We prohibit the purchase of our securities on margin or the holding of our securities in a margin account.
●	We prohibit the pledging of our securities as collateral for a loan.

We made several improvements to our company’s balance sheet and operations in 2021 and early 2022, including:

●	Adjusted EBITDA[1] grew to $47.2 million in 2021, reflecting investments in our properties over recent years and operating efficiencies. Adjusted EBITDA in 2021 was 140.2% higher than in 2020, and 196.2% higher than in 2019.
●	In February 2021, we completed the issuance of $310 million of senior secured notes due 2028 (the “2028 Notes”). Proceeds from that note issuance are being used to construct Chamonix Casino Hotel, our luxury casino and hotel project in Cripple Creek, Colorado that we expect to open in the second quarter of 2023. We also used bond proceeds to fully redeem all of our outstanding warrants and to refinance our senior secured notes due 2024 (the “2024 Notes”).
●	In December 2021, we were chosen by the Illinois Gaming Board to develop American Place, a new gaming and entertainment destination located in Waukegan, Illinois, a northern suburb of Chicago, subject to final regulatory approvals. We are currently developing a temporary casino facility for the site, which is slated to include approximately 1,000 slot machines, 50 table games, a fine-dining restaurant, two additional restaurants, and a center bar. In February 2022, we issued an additional $100 million of the 2028 Notes (the “Additional Notes”) to fund construction of The Temporary. We intend to open The Temporary later this year, pending customary gaming approvals.

1 For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to operating income and net income, please see Annex 1 in this proxy statement or our Annual Report on Form 10-K for the year ended December 31, 2021.

●	In March 2021, we entered into an agreement for a five-year, senior secured revolving credit facility. The $15 million credit facility provides the Company with additional liquidity and may be used for working capital, letters of credit, and other ongoing general purposes. Subsequently, in February 2022, we increased the size of our credit facility to $40 million, all of which is currently available to draw upon.
●	At December 31, 2021, the one-year, three-year, and five-year shareholder return for our stock was 208.1%, 499.5%, and 404.6%, respectively.

Stock Ownership Guidelines

We believe that ownership in the Company by our executive management team, including our named executive officers, is an important tool to align the interests of our management team with the long-term best interests of our stockholders. Accordingly, in March 2021, the Board approved stock ownership guidelines for our management team and our Board, as detailed in the table below:

Title	Multiple of Base Salary
Chief Executive Officer	5x
Chief Financial Officer	3x
Other Named Executive Officers	2x
Independent Directors	2x Annual Cash Retainer

For purposes of determining a participant’s stock ownership level, the following items are included in the calculation of beneficial ownership: shares purchased on the open market or in private transactions; shares that are derived from vested equity awards, including vested restricted stock, stock-settled restricted stock units (RSUs), and exercised stock options; vested shares held in a 401(k) plan or other similar plan; and vested, but unexercised, stock options that are “in-the-money,” where the fair market value of a share of the company’s stock exceeds the exercise or strike price of the option.

As we recently adopted these new guidelines, we have given management and directors a period of three years to meet their minimum stock ownership levels. Newly-appointed directors and management members will have a five-year period from their date of joining the Company to meet their minimum stock ownership levels. As of the record date, all of our Named Executive Officers except Mr. Ferrucci, who was appointed our Chief Operating Officer in February 2022, and all directors of our Board exceed the minimum stock ownership guidelines.

Annual Incentive Plan

Our compensation committee adopted the Full House Resorts, Inc. Annual Incentive Plan for Executives (the “Annual Incentive Plan”), effective as of January 1, 2017. The Annual Incentive Plan is a short-term incentive plan designed to reward our executives for achieving pre-established corporate performance goals during a given performance period. The purpose of the Annual Incentive Plan is to provide an incentive for superior performance, to motivate participating executives toward the highest levels of achievement and business results, to tie management’s goals and interests with our stockholders’ goals, and to enable us to attract and retain highly qualified executives. Any bonus awards under the Annual Incentive Plan are payable in cash or common stock (or any combination of cash or common stock), and any portion of such bonus award payable in the form of our common stock will be subject to the terms and conditions (including the applicable share limitations) of our 2015 Plan, or any other plan adopted by us pursuant to which shares of common stock may be granted.

Participation in the Annual Incentive Plan includes our named executive officers (our Chief Executive Officer, Chief Financial Officer and General Counsel), as well as any other individuals as determined by the compensation committee in its discretion.

Annual Incentive Awards

For 2021, the Compensation Committee approved two performance metrics for evaluating annual incentive bonus payouts under the Annual Incentive Plan: Adjusted EBITDA and individual qualitative goals. The total annual incentive bonus payout for those two metrics could not exceed, as a percentage of base salary: 175% for Mr. Lee, 125% for Mr. Fanger and 100% for Ms. Guidroz.

Goal 1: Adjusted EBITDA.  The criteria for Adjusted EBITDA in 2021 were:

Named Executive Officer	Threshold	Target	Maximum
Daniel R. Lee	$24 Million	$30 Million	$34 Million
Other NEOs	$24 Million	$32 Million	$40 Million

Award payouts, as a percentage of base salary, for meeting Adjusted EBITDA goals were:

Named Executive Officer	Threshold	Target	Maximum
Daniel R. Lee	―	80%	175%
Lewis A. Fanger	25%	75%	125%
Elaine L. Guidroz	25%	75%	100%

As previously noted, Adjusted EBITDA in 2021 was $47.2 million, a 140.2% increase from $19.7 million in 2020 and a 196.2% improvement from $15.9 million in 2019. These operating results reflect capital investments in our properties over recent years, as well as numerous operational improvements enacted throughout our company. As 2021 Adjusted EBITDA exceeded the maximum level, in March 2022, the Compensation Committee approved maximum payout levels to our named executive officers, with Mr. Lee receiving a cash bonus of $962,500, Mr. Fanger receiving a cash bonus of $406,250, and Ms. Guidroz receiving a cash bonus of $250,000.

Goal 2: Individual Qualitative Goals.  As each named executive officer reached their maximum bonus opportunities through the achievement of Maximum Adjusted EBITDA, the achievement of individual qualitative goals did not increase the total incentive bonus payout due to each individual.  Performance levels, as a percentage of base salary, for individual qualitative goals were:

Named Executive Officer	Threshold	Target	Maximum
Daniel R. Lee	―	40%	40%
Lewis A. Fanger	10%	20%	30%
Elaine L. Guidroz	10%	20%	30%

Milestone Bonuses.  Upon the successful completion of the 2028 Notes offering in February 2021, Mr. Fanger and Ms. Guidroz received a cash bonus of $100,000 and $75,000, respectively. In addition to refinancing our existing debt at such time, proceeds from the 2028 Notes offering were used to fully redeem all of our outstanding warrants, thus simplifying our capital structure, and to fund the construction of Chamonix Casino Hotel, our luxury casino and hotel project in Cripple Creek, Colorado.

Additionally, Mr. Fanger and Ms. Guidroz received a cash bonus of $100,000 and $75,000, respectively, in March 2022. Such bonus was due to the successful issuance of the Additional Notes in February 2022, which enabled construction of The Temporary in Waukegan, Illinois.

Independent Compensation Study

An independent compensation study authorized by our compensation committee in 2019 found that the base salaries of our CEO, CFO and General Counsel were below the market 25th percentile, between the median and the 75th percentile, and below the 25th percentile, respectively. Regarding total direct compensation, the 2019 study noted that such amounts for the CEO, CFO and General Counsel were all at or below the market 25th percentile.

In 2020, the Compensation Committee authorized AETHOS to perform an independent compensation study for our President and Chief Executive Officer. The compensation study utilized a peer group consisting of: Ark Restaurants, Canterbury Park Holding, Century Casinos, Galaxy Gaming, Golden Entertainment, Inspired Entertainment, Monarch Casino and Resort, Red Lion Hotels, The ONE Group Hospitality, and Twin River Worldwide Holdings, which was recently renamed Bally’s. Using compensation figures from 2019, the study noted that the base salary of our Chief Executive Officer was below the market 25th percentile, total cash compensation was below the 25th percentile, and total direct compensation was below the market 25th percentile.

In 2021, AETHOS provided recommended updates to the Company’s compensation peer group, reflecting our recent growth and future growth plans. The updated peer group consists of: Accel Entertainment, Bally’s, Century Casinos, Everi Holdings, Golden Entertainment, Inspired Entertainment, Lindblad Expeditions, Monarch Casino and Resort, Playa Hotels & Resorts, PlayAGS, Red Rock Resorts, and Rush Street Interactive. An independent compensation study for our named executive officers has not yet been performed using this updated peer group.

Equity Awards

AETHOS also provided recommendations for compensation programs to the Compensation Committee. Among such recommendations was an increase in the usage of “at-risk” compensation for the Company’s officers. As a result, the Company began issuing performance-based shares in 2021, including:

●	Upon the extension of Mr. Lee’s employment agreement as the Company’s President and Chief Executive Officer, the Company issued Mr. Lee 69,975 performance-based shares on January 7, 2021, with the vesting of such shares based on the compounded annual growth rate of the Company’s Adjusted EBITDA and Free Cash Flow Per Share, as defined in his employment agreement, for the three-year periods ending December 31, 2021, December 31, 2022, and December 31, 2023. For the 2021 period, one-sixth of Mr. Lee’s performance-based shares vested when the Company’s annual Adjusted EBITDA for 2021 met the targeted 10% per annum growth since 2018, and one-sixth of Mr. Lee’s performance-based shares also vested when the Company’s annual Free Cash Flow Per Share for 2021 met the targeted 12% per annum growth since 2018. Vesting of the performance-based shares is similar for the 2022 and 2023 periods.
●	Mr. Fanger and Ms. Guidroz were issued 8,750 and 6,000 performance-based shares, respectively, on May 19, 2021, with vesting conditions similar to those of Mr. Lee’s January 2021 grant described above.
●	Mr. Lee was issued 25,381 performance-based shares on January 3, 2022, with the vesting of such shares based on the compounded annual growth rate of the Company’s Adjusted EBITDA and Free Cash Flow Per Share, as defined in his employment agreement, for the three-year periods ending December 31, 2022, December 31, 2023, and December 31, 2024. For the 2022 period, one-sixth of Mr. Lee’s performance-based shares will vest if the Company’s annual Adjusted EBITDA for 2022 reflects at least 10% per annum growth since 2019, and one-sixth of Mr. Lee’s performance-based shares will vest if the Company’s annual Free Cash Flow Per Share for 2022 reflects at least 12% per annum growth since 2019. Vesting of the performance-based shares is similar for the 2023 and 2024 periods.
●	Subsequent to his appointment as our Chief Operating Officer, Mr. Ferrucci was issued 5,734 performance-based shares on March 14, 2022, with vesting conditions similar to those of Mr. Lee’s January 2022 grant described above.

The Compensation Committee has historically also issued stock option awards, as it believes that a significant component of the compensation paid to our executives over the long-term should be equity-based compensation. It also believes that stock price appreciation and stock ownership in our Company are valuable incentives to our executives. Accordingly, our executives are granted equity awards to align their interests with those of our stockholders and to encourage them to manage our Company in our best long-term interests. The Company endeavors to make annual equity awards to its management team. Recent stock option awards to our executive officers include:

●	In connection with his employment agreement dated December 31, 2020, on January 7, 2021, Mr. Lee received a non-qualified stock option to purchase 124,120 shares of common stock pursuant to the 2015 Plan at an exercise price per share of $3.93, the closing price of the Company’s stock on that day. This stock option grant will vest with respect to 1/3 of the total number of shares underlying the stock option on each anniversary of January 7, 2021. Also in connection with his employment agreement, on January 3, 2022, Mr. Lee received a non-qualified stock option to purchase 41,939 shares of common stock pursuant to the 2015 Plan at an exercise price per share of $11.82, the closing price of the Company’s stock on that day. This stock option grant will vest with respect to 1/3 of the total number of shares underlying the stock option on each anniversary of January 3, 2022.
●	On May 19, 2021, Mr. Fanger received a non-qualified stock option to purchase 16,500 shares of common stock pursuant to the 2015 Plan, and Ms. Guidroz received a non-qualified stock option to purchase 15,000 shares of common stock pursuant to the 2015 Plan, all at an exercise price per share of $9.52, the closing price of the Company’s stock on that day. These stock option grants will vest with respect to 1/3 of the total number of shares underlying the stock options on each anniversary of May 19, 2021, subject to each executive’s continued service with us through the applicable vesting date.
●	Subsequent to his appointment as our Chief Operating Officer, on March 14, 2022, Mr. Ferrucci received a non-qualified stock option to purchase 50,000 shares of common stock pursuant to the 2015 Plan at an exercise price per share of $8.72, the closing price of the Company’s stock on that day. This stock option grant will vest with respect to 1/3 of the total number of shares underlying the stock option on each anniversary of March 14, 2022, subject to Mr. Ferrucci’s continued service with us through the applicable vesting date.

SUMMARY COMPENSATION TABLE

The following table summarizes the “total compensation” of: (i) our Chief Executive Officer, and (ii) our two most highly compensated executive officers that served in such capacities at the end of 2021.

Name and						Non-Equity	All
Principal				Stock	Option	Incentive Plan	Other
Positions	Year	Salary	Bonus	Awards(1)(2)	Awards(2)	Compensation	Compensation(3)	Total
Daniel R. Lee	2021	$550,000	$—	$275,002	$730,148	$962,500	$53,582	$2,571,232
Director,	2020	500,000	—	—	94,812	100,000	36,430	731,242
President and
Chief Executive
Officer
Lewis A. Fanger	2021	325,000	100,000	83,300	92,771	406,250	3,712	1,011,033
Director, Senior	2020	325,000	—	—	47,406	—	3,712	376,118
Vice President,
Chief Financial
Officer and
Treasurer
Elaine L. Guidroz	2021	250,000	75,000	57,120	84,338	250,000	1,815	718,273
Senior Vice	2020	250,000	—	—	28,444	—	1,815	280,259
President,
General Counsel
and Secretary

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(1)	Amounts include grants that vest based on specified performance criteria and reflect 100% of the aggregate grant date fair value.
(2)	Amounts reflect the grant date fair value of equity awards calculated in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions used in calculation of these amounts, see Notes 11 and 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the years ended December 31, 2021 and 2020, respectively.
(3)	For 2021, this amount includes $13,249 for life and disability insurance, $38,041 for health care and related costs, and $2,292 in 401(k) matching contributions, in each case paid on behalf of Mr. Lee; $2,358 for life and disability insurance and $1,354 in 401(k) matching contributions, in each case paid on behalf of Mr. Fanger; and $1,815 for life and disability insurance paid on behalf of Ms. Guidroz.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information regarding outstanding equity award grants held at December 31, 2021 by each named executive officer.

	Option Awards (a)						Stock Awards (a)
								Equity
								Incentive
							Equity	Plan
							Incentive	Awards:
							Plan	Market or
							Awards:	Payout
							Number of	Value of
		Number of	Number of				Unearned	Unearned
		Securities	Securities				Shares,	Shares,
		Underlying	Underlying				Units or	Units or
		Unexercised	Unexercised		Option	Option	Other Rights	Other Rights
	Grant	Options (#)	Options (#)		Exercise	Expiration	That Have	That Have
Name	Date	Exercisable	Not Exercisable		Price ($)	Date	Not Vested (#)	Not Vested ($)
Daniel R. Lee	11/28/2014	943,834	―		$1.25	11/28/2024	―	$ ―
	5/10/2016	100,000	―		1.70	5/10/2026	―	―
	5/24/2017	240,000	―		2.32	5/24/2027	―	―
	9/10/2019	66,667	33,333	(b)	1.97	9/10/2029	―	―
	6/11/2020	33,333	66,667	(c)	1.73	6/11/2030	―	―
	1/7/2021	―	124,120	(d)	3.93	1/7/2031	69,975 (e)	847,397 (f)
Lewis A. Fanger	1/30/2015	300,000	―		1.37	1/30/2025	―	―
	5/10/2016	50,000	―		1.70	5/10/2026	―	―
	5/22/2017	25,000	―		2.32	5/22/2027	―	―
	5/17/2019	66,667	33,333	(g)	2.23	5/17/2029	―	―
	6/11/2020	16,667	33,333	(c)	1.73	6/11/2030	―	―
	5/19/2021	―	16,500	(h)	9.52	5/19/2031	8,750 (i)	105,963 (f)
Elaine L. Guidroz	5/5/2015	30,500	―		1.51	5/5/2025	―	―
	5/10/2016	40,000	―		1.70	5/10/2026	―	―
	5/22/2017	20,000	―		2.32	5/22/2027	―	―
	9/17/2018	50,000	―		2.83	9/17/2028	―	―
	9/10/2019	20,000	10,000	(b)	1.97	9/10/2029	―	―
	6/11/2020	10,000	20,000	(c)	1.73	6/11/2030	―	―
	5/19/2021	―	15,000	(h)	9.52	5/19/2031	6,000 (i)	72,660 (f)

__________

(a)

The option and stock awards were granted pursuant to the 2015 Plan, except for certain option awards granted as inducement awards outside of the stockholder-approved plans to Messrs. Lee and Fanger upon their hiring (see the Equity Compensation Plan Information table below).

(b)	The vesting date of the remaining options is September 10, 2022.
(c)	The vesting dates of the remaining options are June 11, 2022 and June 11, 2023.
(d)	The option vests in three equal annual installments beginning on January 7, 2022.
(e)

The restricted stock will vest in three equal annual amounts beginning on January 7, 2022, subject to the achievement of certain performance-based criteria, including annual growth rates of EBITDA and free cash flow per share.

(f)

The market value reported reflects the number of unvested shares of restricted stock multiplied by $12.11 per share, the closing price of our common stock on Nasdaq on December 31, 2021, the last business day of fiscal 2021.

(g)	The vesting date of the remaining options is May 17, 2022.
(h)	The option vests in three equal annual installments beginning on May 19, 2022.
(i)

The restricted stock will vest in three equal annual amounts beginning on May 19, 2022, subject to the achievement of certain performance-based criteria, including annual growth rates of EBITDA and free cash flow per share.

Equity Compensation Plan Information

The following table sets forth certain information as of December 31, 2021, about our equity compensation plans under which our equity securities are authorized for issuance.

	(a)	(b)	(c)
			Number of securities
			remaining available for
	Number of securities to be		future issuance under
	issued upon exercise of	Weighted-average exercise	equity compensation plan
	outstanding options,	price of outstanding options,	(excluding securities
Plan Category	warrants and rights	warrants and rights	reflected in column (a))
Equity compensation plans approved by security holders(1)	1,978,122	$2.77	1,740,478
Equity compensation plans not approved by security holders(2)	1,243,834	1.28	—
Total	3,221,956	$2.19	1,740,478

__________

(1)	These shares were available for future issuance under our 2015 Plan. As of March 22, 2022, there were 1,561,690 shares of common stock available for future issuance under the 2015 Plan.
(2)	Pursuant to Mr. Lee’s original employment agreement and the Fanger Employment Agreement (defined below), respectively, (i) in November 2014, Mr. Lee was granted a nonqualified stock option to purchase 943,834 shares of our common stock, and (ii) in January 2015, Mr. Fanger was granted a nonqualified stock option to purchase 300,000 shares of our common stock. In each case, the stock option was issued as a standalone “employee inducement award” outside of the 2015 Plan, as part of their recruitment for senior executive positions within the Company. Both of these stock option grants have fully vested.

Retirement Benefits

The named executive officers are eligible to participate in our retirement program on the same terms as generally available to substantially all of our full-time employees. This retirement program consists of a 401(k) plan and matching contributions.

Employment Agreements

Daniel R. Lee

On December 31, 2020, we entered into a new employment agreement with Mr. Lee pursuant to which Mr. Lee serves as our Chief Executive Officer (the “Lee Employment Agreement”). The Lee Employment Agreement was effective as of December 31, 2020, and expires on December 31, 2025, unless earlier terminated.

The Lee Employment Agreement currently provides for an annual base salary of $550,000, which will rise to $600,000 for calendar year 2022. For the calendar years 2023, 2024 and 2025, we will endeavor to pay Mr. Lee a base salary within the 50th percentile of chief executive officers for public companies that are identified as peer companies reasonably chosen by the compensation committee. The Lee Employment Agreement also provides the opportunity to earn cash bonuses, including Specific Milestone Bonuses and Annual Bonuses (as defined in the Lee Employment Agreement). Pursuant to the Lee Employment Agreement, Mr. Lee is entitled to (i) participate in customary health, welfare and fringe benefit plans at our sole expense, and (ii) company-paid life insurance and long-term disability policies, each covering $600,000.

Lewis A. Fanger

On June 4, 2019, we entered into an employment agreement with Mr. Fanger, effective as of May 17, 2019 (the “Fanger Employment Agreement”) pursuant to which Mr. Fanger continues to serve as our Senior Vice President, Chief Financial Officer and Treasurer through May 17, 2022.

The Fanger Employment Agreement provides for an annual base salary of $325,000 and his appointment to the Board. He also has an opportunity to earn an annual discretionary cash performance bonus, based on the achievement of individual and Company-based performance criteria established by our Board or compensation committee in consultation with the Chief Executive Officer, as applicable. In addition, Mr. Fanger is entitled to (i) participate in customary health, welfare and employee benefit plans on the same basis as they are available to other senior executives, and (ii) Company-paid life insurance and long-term disability policies, each covering $325,000.

Elaine Guidroz

On February 4, 2022, we entered into an employment agreement with Ms. Guidroz, pursuant to which Ms. Guidroz serves as our Senior Vice President, Secretary and General Counsel (the “Guidroz Employment Agreement”). The Guidroz Employment Agreement expires on February 4, 2025, unless earlier terminated.

The Guidroz Employment Agreement currently provides for an annual base salary of $275,000, and an opportunity to earn an annual cash bonus in an amount determined at the discretion of our Board or the compensation committee in consultation with the Chief Executive Officer. In addition, pursuant to the Guidroz Employment Agreement, Ms. Guidroz is also entitled to (i) participate in customary health, welfare and employee benefit plans on the same basis as they are available to other senior executives, and (ii) Company-paid life insurance and long-term disability policies, each covering $275,000.

Payments Upon Termination

Upon termination of the employment of Mr. Lee, Mr. Fanger or Ms. Guidroz (each, an “Executive”) for any reason, he or she will be entitled to receive all earned but unpaid salary, accrued but unused vacation benefits and unpaid expenses through the termination date. In addition, the Lee Employment Agreement, the Fanger Employment Agreement and the Guidroz Employment Agreement provide for the following payments and benefits in the event of termination of the Executive’s employment for the following reasons:

Termination without Cause or by Executive for Good Reason

●	For Mr. Lee, (a) cash severance in an amount equal to one-year’s base salary plus his target bonus, payable in substantially equal installments in accordance with our normal payroll procedures; (b) a pro rata bonus for the year in which the termination occurs, to be paid immediately following the filing of our annual report on Form 10-K for that year on the basis of what would have been paid had Mr. Lee been employed for the entire year; and (c) continued health, life and disability insurance coverage for the period set forth therein.
●	For Mr. Fanger and Ms. Guidroz, cash severance in aggregate amount equal to (i) a pro-rata annual bonus equal to the average of the cash portion of any bonuses earned in the immediately preceding two years; and (ii) one year’s base salary payable in substantially equal installments for one year after the termination date in accordance with our normal payroll procedures or, if the termination occurs within six months following a Change in Control that constitutes a “change in control event” within the meaning of Section 409A, payable in a lump sum;
●	For Mr. Fanger and Ms. Guidroz, any unpaid annual bonus for the calendar year prior to the year of termination, payable in a lump sum on the same date that bonuses are paid to our other senior executives, but no later than March 15 of the year following termination;
●	Company-paid health benefits coverage for the Executive and his or her dependents and life and disability insurance coverage for the Executive for one year after the termination date (in the case of Mr. Lee, until the later of December 31, 2025 and the first anniversary of the termination date), unless covered by another group health plan or group disability plan; and
●	Full accelerated vesting of all outstanding stock options held by the Executive on the termination dates.

Definitions

“Cause” under the Lee Employment Agreement, the Fanger Employment Agreement and the Guidroz Employment Agreement means:

i.	Failure to Perform Duties. If the Executive neglects to perform the material duties of his or her employment in a professional and businesslike manner after having received written notice specifying such failure to perform and after the expiration of a period providing a reasonable opportunity to perform such duties.
ii.	Willful Breach. If the Executive willfully commits a material breach of the agreement or a material willful breach of his or her fiduciary duty to us.
iii.	Wrongful Acts. If the Executive is convicted of a felony involving acts of moral turpitude (for Mr. Lee, any felony or a plea of nolo contendere (or similar plea)) or commits fraud, misrepresentation, embezzlement or other acts of material misconduct against us (including violating or condoning the violation of any material rules or regulations of gaming authorities which could have a material adverse effect on us).
iv.	Disability. If the Executive is physically or mentally disabled from the performance of a major portion of his or her duties for a continuous period of 120 days or greater.
v.	Failure To Be Licensed. If the Executive fails to be licensed in all jurisdictions in which we or our subsidiaries have gaming facilities by the required date, or if any of such licenses are revoked or suspended.
vi.	Executive dies.

“Good Reason” means:

i.	Lee Employment Agreement. “Good Reason” means (a) a material breach of the agreement by us (including any material reduction in Mr. Lee’s authority or duties), or any relocation of Mr. Lee’s principal place of business outside the greater Las Vegas metropolitan areas (without his consent) and our failure to remedy such breach within thirty days after written notice; (b) a termination of employment by Mr. Lee for any reason within thirty (30) days following a Board Stalemate, where a “Board Stalemate” occurs if, during the term, (i) Mr. Lee nominates up to two existing Board members to serve as Chairman of the Board and the Board fails to appoint (determined in accordance with our Bylaws) either of Mr. Lee’s nominees and (ii) thereafter, Mr. Lee nominates himself to serve as Chairman of the Board and the Board fails to appoint (determined in accordance with our Bylaws) Mr. Lee as Chairman; (c) if insufficient shares are available under the 2015 Plan to be issued as equity incentive grants, the failure of us and Mr. Lee to agree in good faith to an equitable substitute compensation if our stockholders do not approve an amendment to the 2015 Plan to increase the authorized shares under the 2015 Plan; or (d) a requirement that Mr. Lee report to a corporate officer or employee of ours instead of reporting directly to the Board (or if we have a parent corporation, a requirement that Mr. Lee report to any individual or entity other than the board of our ultimate parent corporation).
ii.	Fanger Employment Agreement. “Good Reason” means a material breach of the agreement by us (including any material reduction in the compensation, authority or duties of the Executive in which the Executive no longer holds his title of a publicly-held company), or in which he can no longer maintain an office at our principal place of business in the greater Las Vegas metropolitan areas (without his consent), and if we fail to remedy such breach within thirty days after written notice.
iii.	Guidroz Employment Agreement. “Good Reason” means a material breach of the agreement by us (including any material reduction in the compensation, authority or duties of the Executive in which the Executive no longer holds her title of a publicly-held company), or in which she can no longer maintain an office at our operations in Rising Sun, Indiana or at her residential home, (in each case, without her consent), and if we fail to remedy such breach within thirty days after written notice.

“Change in Control” under the Lee Agreement means:

i.	the direct or indirect acquisition by any person or related group of persons (other than an acquisition from or by us or by a Company-sponsored employee benefit plan or by a person that directly or indirectly controls, is controlled by, or is under common control with, us) of beneficial ownership of securities possessing more than 50% of the total combined voting power of our outstanding securities pursuant to a tender or exchange offer made directly to our stockholders which a majority of the Continuing Directors who are not Affiliates or Associates of the offer or do not recommend such stockholders accept;
ii.	a change in the composition of the Board over a period of twelve months or less such that a majority of the Board members (rounded up to the next whole number) ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who are Continuing Directors;
iii.	the sale, transfer or other disposition of all or substantially all of our assets;
iv.	any merger, consolidation or other similar Change in Control (or series of related transactions) involving us unless the holders of the majority of the total combined voting power of our securities outstanding immediately prior to such merger, consolidation or other transaction possess more than 50% of the total combined voting power of the securities of the surviving entity that are outstanding immediately after such merger, consolidation or other Change in Control; or
v.	our dissolution or liquidation.

Termination due to Death or Disability

Upon termination of employment of Mr. Lee due to death or disability, in addition to benefits under the life and long-term disability insurance policies, as applicable, Mr. Lee or his estate shall receive an amount equal to one year’s salary at the then-current rate, to be paid at monthly intervals.  Mr. Lee or his estate shall also be paid a pro rata bonus for the current year, to be paid not more than 15 days following the filing of our Annual Report on Form 10-K for the applicable year.  In all cases, these amounts will be satisfied first through the payment of the insurance policies provided by us pursuant to the Lee Employment Agreement, and if the insurance policies are insufficient to satisfy the amounts owed, then we shall be liable for the remainder.  Upon termination of employment of Mr. Fanger or Ms. Guidroz due to death or disability, in addition to benefits under the life and long-term disability insurance policies, as applicable, they will be entitled to accelerated vesting of all outstanding stock options held on the termination date that would have vested over the one-year period immediately following the termination date had the stock option continued to vest in accordance with its terms. In the case of Mr. Lee, all vested and outstanding stock options held by him on the termination date may be exercised, however, the unvested portion of each stock option will terminate.

Termination for Cause

Upon termination for Cause, each Executive will be entitled to exercise any vested options.  Each Executive’s right to receive the severance payments and benefits (either in connection with a Change in Control or outside the Change in Control context) described above is subject to the delivery of an effective mutual general release of claims. Each of the employment agreements with our Executives contains confidentiality, non-solicitation, non-hire and non-competition provisions.

Subject to exceptions or conditions in the Lee Employment Agreement, (i) upon a termination of Mr. Lee’s employment for Cause or by Mr. Lee without Good Reason the non-competition covenant will continue to apply for one year, (ii) upon a termination of Mr. Lee’s employment without Cause or by Mr. Lee with Good Reason the non-competition covenant will continue to apply for six months; and (iii) upon termination of Mr. Lee’s employment for any reason, the non-hire covenant will continue to apply for one year.  Upon a termination of the Mr. Fanger’s or Ms. Guidroz’s employment for Cause or by them without Good Reason, the non-competition and non-hire covenants will continue to apply for one year, subject to exceptions or conditions in the Fanger Employment Agreement or the Guidroz Employment Agreement, respectively.

Upon a termination of Executive’s employment for any reason (or after the term of each Executive’s employment agreement), the non-solicitation covenant will continue to apply for one year.

CEO Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K under the Exchange Act (“Regulation S-K”), we are providing the following information about the relationship of the annual total compensation of Mr. Lee, our President and Chief Executive Officer, and the annual total compensation of our median employee. Using the methodology described below, we determined that the total annual compensation of our median employee, excluding our Chief Executive Officer, was $24,567. The annual total compensation of our Chief Executive Officer was $2,571,232. Based upon the calculation of compensation for both our Chief Executive Officer and our median employee, the ratio of Chief Executive Officer pay to median employee pay for 2021 was 105-to-1. We believe this pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

To identify the annual total compensation of our median employee, we took the following steps:

●	We identified our median employee using payroll compensation consistent with what is reported on each employee’s W-2, Box 1 as of December 31, 2021 for all individuals, excluding our Chief Executive Officer, who were employed by us on such date. There were 1,142 total employees in such group, excluding our Chief Executive Officer. Total annual compensation was calculated using all pay periods between January 1, 2021 and December 31, 2021.
●	We did not make any assumptions or estimates with respect to total annual compensation.
●	In accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, we then calculated the total annual compensation for the median employee for 2021. We compared such amount to the annual total compensation of our Chief Executive Officer for 2021, as set forth in the “Total” column of the Summary Compensation Table included in this proxy statement.

Because the SEC rules for identifying the median of the annual total compensation of a company’s employees and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to our pay ratio, as other companies may have employees in other countries, have different employee populations and compensation practices, and may utilize different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.

________________________________________

PROPOSAL Two:

RATIFICATION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

________________________________________

The audit committee appoints, compensates and oversees our independent registered public accounting firm. The audit committee engages in a comprehensive evaluation of the independent registered certified public accounting firm’s qualifications, performance and independence and considers the advisability and potential impact of selecting a different independent registered public accounting firm. The audit committee has selected Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the year ended December 31, 2022. Deloitte has served as our independent registered public accounting firm since August 2019. In connection with the selection of Deloitte, the audit committee reviews and negotiates the terms of the engagement letter entered into with Deloitte. This letter sets forth important terms regarding the scope of the engagement, associated fees, payment terms and responsibilities of each party.

The audit committee and our Board believe that the continued retention of Deloitte as our independent registered public accounting firm is both in our best interests and those of our stockholders. As such, we are asking our stockholders to ratify the selection of Deloitte as our independent registered public accounting firm for 2022. Although ratification is not required by our By-laws or otherwise, we are submitting the selection of Deloitte to our stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. The audit committee will consider the outcome of our stockholders’ vote in connection with the audit committee’s selection of our independent registered public accounting firm in the next fiscal year, but is not bound by the stockholders’ vote. Even if the selection is ratified, the audit committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time if it determines that a change would be in the best interests of us and our stockholders.

Representatives of Deloitte are expected to attend the virtual annual meeting. Representatives will have an opportunity to make a statement if they desire to do so, and they plan to be available to respond to appropriate questions.

Audit and Non-Audit Fees

The following table summarizes the fees for professional audit and other services rendered by Deloitte in 2021 and 2020.

(In thousands)
	2021	2020
Audit fees(1)	$657,821	$470,993
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—
Total	$657,821	$470,993

__________

(1)	These amounts represent fees in connection with the audit of the annual financial statements and the reviews of the financial statements included in each of our Quarterly Reports on Form 10-Q, along with regulatory reporting to state commissions, review of documents filed with the SEC and consents.

Pre-Approval Policies and Procedures

The audit committee’s policy is to review and pre-approve any engagement of our independent auditors to provide any audit or permissible non-audit service to us. All of the services provided by our independent auditors during fiscal year 2021, as described above, were approved by the audit committee, and the audit committee believes that the provision of these services is consistent with maintaining the auditors’ independence.

Audit Committee Report

The following report of the audit committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate such report by reference.

The audit committee oversees Full House Resorts, Inc.’s financial reporting process. Management has the primary responsibility for the financial statements and the financial reporting process, including the system of internal controls.

In fulfilling our oversight responsibilities, we reviewed and discussed the financial statements with management. In addition, we discussed with the independent auditors matters deemed significant by the independent auditors, including those matters required to be discussed by the applicable standards of the Public Company Accounting Oversight Board. The audit committee met at the end of each quarter with management and the independent auditors where we reviewed and approved the quarterly and annual filings.

The independent auditors also provided us with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). We discussed with the independent auditors matters relating to their independence and considered whether their provision of non-audit services is compatible with maintaining their independence.

Based on our review with management and the independent auditors of Full House Resorts, Inc.’s audited consolidated financial statements and the independent auditors’ report on such financial statements, and based on the discussions and written disclosures described above and our business judgment, we recommended that the audited consolidated financial statements be included in Full House Resorts, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the SEC.

Kathleen M. Marshall
Kenneth R. Adams
Michael A. Hartmeier

OUR BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF
DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR THE YEAR ENDING DECEMBER 31, 2022.

________________________________________

PROPOSAL THREE:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

________________________________________

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), which enacted Section 14A of the Exchange Act, requires that our stockholders have the opportunity to cast a non-binding advisory vote regarding the approval of the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

Our executive compensation programs are designed to attract, motivate and retain our executive officers, who are critical to our success. Please read the section of this proxy statement titled “Executive Compensation” for details about our executive compensation programs, including information about the 2021 compensation of our named executive officers.

As described under the heading “Corporate Governance,” our compensation committee reviews and makes recommendations to the Board, as appropriate, regarding compensation to be paid to our executive officers and directors. Management provides recommendations to the compensation committee on the amount and type of executive compensation, as well as individual performance objectives for bonuses and incentive compensation. The compensation committee reviews these recommendations, along with information previously provided by an executive employment consultant, to formulate the committee’s recommendations to the Board. The compensation committee determines the achievement of financial and individual performance objectives, based upon which it approves the compensation of the CEO and recommends, for the Board’s approval, the compensation of our other named executive officers.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “Say on Pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation by voting for or against the following resolution (or by abstaining with respect to the resolution).

RESOLVED, that the compensation paid to our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Summary Compensation Table, other executive compensation tables and related narrative disclosures is hereby APPROVED.

The “Say on Pay” vote is advisory, and therefore not binding on us, the compensation committee or our Board. However, the compensation committee and our Board value the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers. The approval of this proposal requires the number of votes cast in favor of this proposal to exceed the number of votes cast in opposition to this proposal.

OUR BOARD RECOMMENDS A VOTE “FOR” ADOPTION OF THE RESOLUTION
APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

________________________________________

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

________________________________________

The following table sets forth information as of the record date concerning the beneficial ownership of our common stock by:

●	each person known by us to be the beneficial owner of more than 5% of our outstanding common stock;
●	each of our directors, director nominee and named executive officers; and
●	all of our directors and executive officers as a group.

The address for each of our executive officers and directors is c/o Full House Resorts, Inc., 1980 Festival Plaza Drive, Suite 680, Las Vegas, Nevada 89135.

	Number of Shares of	Percentage
	Common Stock	of Class
Name of Beneficial Owner	Beneficially Owned(1)	Outstanding(1)
Named Executive Officers, Directors and Director Nominee:
Kenneth R. Adams(2)	135,843	*
Carl G. Braunlich(3)	54,119	*
Lewis A. Fanger(4)	575,084	1.7%
Eric J. Green(5)	101,259	*
Lynn M. Handler (director nominee)	—	*
Michael A. Hartmeier(6)	28,927	*
Daniel R. Lee(7)	2,760,979	7.7%
Kathleen M. Marshall(3)	63,364	*
Michael P. Shaunnessy(8)	34,209	*
Elaine L. Guidroz(9)	191,302	*
All Executive Officers and Directors as a Group (10 Persons)(10)	4,005,086	10.9%

Holding More than 5%:
BlackRock, Inc.(11)	2,035,646	5.9%
Portolan Capital Management, LLC(12)	1,838,714	5.4%

__________

*	Less than 1% of the outstanding shares of common stock.
(1)	Shares are considered beneficially owned, for purposes of this table only, if held by the person indicated as beneficial owner, or if such person, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares the power to vote, to direct the voting of and/or dispose of or to direct the disposition of, such security, or if the person has a right to acquire beneficial ownership within 60 days of March 22, 2022, unless otherwise indicated in these footnotes. Any securities outstanding that are subject to options exercisable within 60 days are deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of the class owned by any other person. Unless otherwise indicated in the footnotes, each person or entity has sole voting and dispositive power with respect to the shares shown as beneficially owned. The percentages shown are based on 34,322,331 shares of common stock issued and outstanding as of March 22, 2022.

(2)	Includes (a) 31,220 shares which are subject to options that are currently exercisable and (b) 5,252 shares of restricted stock that vest within 60 days of March 22, 2022.
(3)	Includes (a) 41,808 shares which are subject to options that are currently exercisable and (b) 5,252 shares of restricted stock that vest within 60 days of March 22, 2022.
(4)	Includes (a) 75,000 shares owned by Mr. Fanger as of March 22, 2022, (b) 2,917 shares of restricted stock that vest within 60 days of March 22, 2022, (c) 458,334 shares which are subject to options that are currently exercisable, and (d) 38,833 shares which are subject to options that are exercisable within 60 days of March 22, 2022.
(5)	Includes (a) 84,578 shares owned by Mr. Green as of March 22, 2022, (b) 3,429 shares beneficially owned by a family trust for the benefit of Mr. Green’s children, (c) 8,000 shares which are subject to options that are currently exercisable, and (d) 5,252 shares of restricted stock that vest within 60 days of March 22, 2022.
(6)	Includes (a) 2,000 shares which are subject to options that are currently exercisable and (b) 5,252 shares of restricted stock that vest within 60 days of March 22, 2022.
(7)	Includes (a) 1,042,165 shares owned by Mr. Lee as of March 22, 2022, (b) 1,425,208 shares which are subject to options that are currently exercisable, (c) 132,945 shares beneficially owned by a subtrust for the benefit of Mr. Lee’s children, (d) 144,735 shares beneficially owned by a family trust for the benefit of Mr. Lee’s children, and (e) 15,926 shares beneficially owned by an account for the benefit of Mr. Lee’s daughter previously established pursuant to the Massachusetts Uniform Transfer to Minors Act. Mr. Lee has sole voting and dispositive power over these shares.
(8)	Includes (a) 8,000 shares which are subject to options that are currently exercisable and (b) 5,252 shares of restricted stock that vest within 60 days of March 22, 2022.
(9)	Includes (a) 15,444 shares directly owned by Ms. Guidroz as of March 22, 2022, (b) 608 shares beneficially owned that are held indirectly by Ms. Guidroz’s spouse, (c) 2,000 shares of restricted stock that vest within 60 days of March 22, 2022, (d) 168,250 shares which are subject to options that are currently exercisable, and (e) 5,000 shares which are subject to options that are exercisable within 60 days of March 22, 2022. Ms. Guidroz shares voting and dispositive power with respect to 608 shares with her spouse.
(10)	This amount includes an aggregate of 2,288,461 shares issuable pursuant to options that vested or will vest within 60 days of March 22, 2022 and 36,429 shares of unvested restricted stock as of March 22, 2022.
(11)	Based on a Schedule 13G filed on February 4, 2022 by BlackRock, Inc. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(12)	Based on a Schedule 13G/A filed on February 11, 2022 by Portolan Capital Management, LLC and George McCabe. The address of each reporting person is 2 International Place, FL 26, Boston, MA 02110.

________________________________________

OTHER MATTERS

________________________________________

Information Concerning Stockholder Proposals and Director Nominations

Proposals for Inclusion in the Proxy Statement. Any stockholder satisfying the SEC requirements and wishing to submit a proposal to be included in the proxy statement for the 2023 annual meeting of stockholders should submit the proposal in writing to the Secretary, Full House Resorts, Inc., 1980 Festival Plaza Drive, Suite 680, Las Vegas, Nevada 89135. We must receive a proposal by December 15, 2022.

Proposals Not Included in the Proxy Statement and Nominations for Director. Stockholder proposals not included in our proxy statement and stockholder nominations for director may be brought before an annual meeting of stockholders in accordance with the advance notice procedures described in our By-Laws. In general, notice must be received by the Secretary not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting (i.e., May 19, 2023). For the 2023 annual meeting of stockholders, the Secretary must receive notice of the proposal on or after the close of business on January 19, 2023 and no later than the close of business on February 18, 2023. Stockholder proposals must be in proper written form and must meet the detailed disclosure requirements set forth in our By-Laws. If the annual meeting is not within 30 days in advance of the anniversary date of the prior year’s annual meeting or not within 70 days after the anniversary date of the prior year’s annual meeting, we must receive your notice no later than 10 days following the date of public disclosure of the annual meeting date. The notice must also meet all other requirements contained in Article I, Section 12 of our By-Laws.

Communications with the Board of Directors

Our Board believes it important that interested parties have the opportunity to communicate their concerns directly to our Board. Stockholders may contact or communicate with an individual director or our Board as a group, including the non-employee directors as a group, by addressing a letter to Full House Resorts, Inc., Attention: Board of Directors c/o Secretary, 1980 Festival Plaza Drive, Suite 680, Las Vegas, Nevada 89135; or via email to board@fullhouseresorts.com. Each communication should specify the applicable addressee or addressees to be contacted. The Secretary will forward communications intended for the Board to the Chairman, or, if intended for an individual director, to that director.

Proxy Solicitation Costs

We will pay the cost of preparing, assembling and mailing the proxy statement, notice of meeting and enclosed proxy card. In addition to the use of mail, our employees or authorized agents may solicit proxies personally and by telephone. Our employees will receive no compensation for soliciting proxies other than their regular salaries. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies, and we may reimburse those persons for their expenses incurred in connection with these activities. We will compensate only independent third-party agents that are not affiliated with us to solicit proxies. At this time, we do not anticipate that we will be retaining a third-party solicitation firm, but should we determine in the future that it is in our best interests to do so, we will retain a solicitation firm and pay for all costs and expenses associated with retaining this solicitation firm.

List of Stockholders Entitled to Vote at the Annual Meeting

A list of stockholders entitled to vote at the annual meeting will be available at our offices for a period of ten days prior to the virtual annual meeting for examination by any stockholder for any purpose germane to the meeting. The stockholder list will also be available during the virtual annual meeting for examination by any stockholder at www.virtualshareholdermeeting.com/FLL2022.

Householding

Under the rules adopted by the SEC, we may deliver a single set of proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one set of proxy materials to multiple stockholders who share an address, unless we received contrary instructions from the affected stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the proxy materials, as requested, to any stockholder at the shared address to which a single copy of these documents was delivered. If you prefer to receive separate copies of the proxy statement or annual report, please contact Broadridge Financial Solutions, Inc. by calling 1-866-540-7095 or in writing at 51 Mercedes Way, Edgewood, New York 11717, Attention: Householding Department.

In addition, if you currently are a stockholder who shares an address with another stockholder and would like to receive only one copy of future notices and proxy materials for your household, you may notify your broker if your shares are held in a brokerage account or you may notify us if you hold registered shares. Registered stockholders may notify us by contacting Broadridge Financial Solutions, Inc. at the above telephone number or address.

________________________________________

ANNEX 1:

GAAP TO NON-GAAP RECONCILIATIONS

________________________________________

We use Adjusted EBITDA as a measure of our performance. We utilize Adjusted Segment EBITDA as the measure of segment profitability in assessing performance and allocating resources at the reportable segment level. Adjusted EBITDA is defined as earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, preopening expenses, impairment charges, asset write-offs, recoveries, gain (loss) from asset disposals, project development and acquisition costs, and non-cash stock-based compensation expense. Adjusted EBITDA information is presented solely as supplemental disclosure to measures reported in accordance with generally accepted accounting principles in the United States of America (“GAAP”) because management believes this measure is (i) a widely used measure of operating performance in the gaming and hospitality industries and (ii) a principal basis for valuation of gaming and hospitality companies. In addition, a version of Adjusted EBITDA (known as Consolidated Cash Flow) is utilized in the covenants within our revolving credit facility agreement, although not necessarily defined in the same way as above. Adjusted EBITDA is not, however, a measure of financial performance or liquidity under GAAP. Accordingly, this measure should be considered supplemental and not a substitute for net income (loss) or cash flows as an indicator of the Company’s operating performance or liquidity.

The following table presents a reconciliation of net income (loss) to Adjusted EBITDA:

(In thousands)	For the Years Ended
	December 31,
	2021	2020	2019
Net income (loss)	$11,706	$147	$(5,822)
Income tax expense (benefit)	435	(92)	80
Interest expense, net of amounts capitalized	23,657	9,823	10,728
Loss on extinguishment of debt, net	409	—	—
Adjustment to fair value of warrants	1,347	598	1,230
Operating income	37,554	10,476	6,216
Project development costs	782	423	1,037
Preopening costs	17	—	—
Depreciation and amortization	7,219	7,666	8,331
Loss on disposal of assets, net	676	684	8
Stock-based compensation	966	405	348
Adjusted EBITDA	$47,214	$19,654	$15,940

The following tables present reconciliations of operating income (loss) to Adjusted Segment EBITDA and Adjusted EBITDA:

For the Year Ended December 31, 2021
(In thousands)
							Adjusted
							Segment
	Operating	Depreciation	Loss on	Project		Stock-	EBITDA and
	Income	and	Disposal	Development	Preopening	Based	Adjusted
	(Loss)	Amortization	of Assets	Costs	Costs	Compensation	EBITDA
Reporting segments
Mississippi	$26,553	$2,701	$589	$—	$—	$—	$29,843
Indiana	6,396	2,340	—	—	—	—	8,736
Colorado	3,959	1,482	87	—	17	—	5,545
Nevada	4,386	547	—	—	—	—	4,933
Contracted Sports Wagering	5,890	—	—	—	—	—	5,890
	47,184	7,070	676	—	17	—	54,947
Other operations
Corporate	(9,630)	149	—	782	—	966	(7,733)
	$37,554	$7,219	$676	$782	$17	$966	$47,214

For the Year Ended December 31, 2020
(In thousands)
						Adjusted
						Segment
	Operating	Depreciation	Loss on	Project	Stock-	EBITDA and
	Income	and	Disposal	Development	Based	Adjusted
	(Loss)	Amortization	of Assets	Costs	Compensation	EBITDA
Reporting segments
Mississippi	$11,421	$3,004	$244	$—	$—	$14,669
Indiana	(34)	2,478	—	—	—	2,444
Colorado	2,336	1,450	4	—	—	3,790
Nevada	(562)	581	435	—	—	454
Contracted Sports Wagering	2,086	—	—	—	—	2,086
	15,247	7,513	683	—	—	23,443
Other operations
Corporate	(4,771)	153	1	423	405	(3,789)
	$10,476	$7,666	$684	$423	$405	$19,654

For the Year Ended December 31, 2019
(In thousands)
						Adjusted
						Segment
	Operating	Depreciation	Loss on	Project	Stock-	EBITDA and
	Income	and	Disposal	Development	Based	Adjusted
	(Loss)	Amortization	of Assets	Costs	Compensation	EBITDA
Reporting segments
Mississippi	$9,700	$3,454	$5	$—	$—	$13,159
Indiana	(1,210)	2,426	—	—	—	1,216
Colorado	1,297	1,700	3	—	—	3,000
Nevada	2,562	599	—	—	—	3,161
Contracted Sports Wagering	114	—	—	—	—	114
	12,463	8,179	8	—	—	20,650
Other operations
Corporate	(6,247)	152	—	1,037	348	(4,710)
	$6,216	$8,331	$8	$1,037	$348	$15,940

Front of proxy card

FULL HOUSE RESORTS, INC. ATTN: LEWIS FANGER ONE SUMMERLIN 1980 FESTIVAL PLAZA DRIVE, SUITE 680 LAS VEGAS, NV 89135

 VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

 Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. ET on May 18, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

 During The Meeting - Go to www.virtualshareholdermeeting.com/FLL2022

 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

 VOTE BY PHONE - 1-800-690-6903

 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 18, 2022. Have your proxy card in hand when you call and then follow the instructions.

 VOTE BY MAIL

 Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood,
 NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ⌧
					KEEP THIS PORTION FOR YOUR RECORDS
					DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR each nominee listed on proposal 1.

1. Election of Directors
Nominees		For	Against	Abstain
1a.	Kenneth R. Adams	5	5	5	The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain

1b.	Carl G. Braunlich	5	5	5	2. Ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for 2022.	5	5	5

1c.	Lewis A. Fanger	5	5	5
					3. Advisory vote to approve the compensation of our named executive officers.	5	5	5
1d.	Eric J. Green	5	5	5

1e.	Lynn M. Handler	5	5	5	NOTE: Granting the proxies discretionary authority to vote upon any other unforeseen matters which are properly brought before the meeting.

1f.	Michael A. Hartmeier	5	5	5

1g.	Daniel R. Lee	5	5	5

1h.	Kathleen M. Marshall	5	5	5

1i.	Michael P. Shaunnessy	5	5	5

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

Back of proxy card

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and Shareholder Letter are available at www.proxyvote.com

FULL HOUSE RESORTS, INC.
Annual Meeting of Stockholders
May 19, 2022 10:00 AM Pacific Time
This proxy is solicited by the Board of Directors

 The stockholder(s) hereby appoint(s) Carl G. Braunlich, Lewis A. Fanger, and Daniel R. Lee, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of stock of FULL HOUSE RESORTS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM Pacific Time, on May 19, 2022, via a live webcast at www.virtualshareholdermeeting.com/FLL2022, and any adjournment or postponement thereof.

 This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations and according to the discretion of the proxy holders on any other matter that may properly come before the meeting.

Continued and to be signed on reverse side